Exhibit 10.20

EXECUTION COPY

SECOND-LIEN TERM LOAN CREDIT AGREEMENT,

dated as of September 29, 2009,

among

GLOBAL AVIATION HOLDINGS INC.,

NORTH AMERICAN AIRLINES, INC.

and

WORLD AIRWAYS, INC.,
as Borrowers,

and

CERTAIN OTHER SUBSIDIARIES OF
GLOBAL AVIATION HOLDINGS INC. PARTY HERETO,
as Guarantors,

THE LENDERS PARTY HERETO

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent and Collateral Agent

i

ANNEXES

Annex I	Initial Lenders and Commitments

SCHEDULES

Schedule 3.02	Subsidiaries and Capitalization
Schedule 3.04	Options, Warrants and Convertible Securities
Schedule 3.07(a)	Proceedings
Schedule 3.07(b)	Permits
Schedule 3.11(a)	Material Weaknesses
Schedule 3.11(b)	Financial Statement Matters

Schedule 3.11(c)	Material Adverse Change
Schedule 3.14	Labor Matters
Schedule 3.17	Environmental Matters
Schedule 3.18(a)	Collateral Filing Jurisdictions
Schedule 3.18(b)	Owned and Leased Aircraft
Schedule 3.20	Insurance Matters
Schedule 3.21	OFAC
Schedule 5.09	Affiliate Agreements

EXHIBITS

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Intercompany Note
Exhibit D	[Intentionally Omitted]
Exhibit E	Form of Compliance Certificate
Exhibit F	Form of Note
Exhibit G	Form of Security Agreement
Exhibit H	Form of Non-Bank Certificate
Exhibit I	Form of Intercreditor Agreement
Exhibit J	Form of Solvency Certificate
Exhibit K-1	Form of Opinion of Cravath, Swaine & Moore LLP
Exhibit K-2	Form of Opinion of Richards, Layton & Finger, P.A.
Exhibit K-3	Form of Opinion of General Counsel of Loan Parties
Exhibit L	Form of Joinder Agreement

SECOND-LIEN TERM LOAN CREDIT AGREEMENT

This SECOND-LIEN TERM LOAN CREDIT AGREEMENT (as amended, amended and restated, modified or supplemented from time to time, this “Agreement”), dated as of September 29, 2009, among Global Aviation Holdings Inc., a Delaware corporation (“Parent”), North American Airlines, Inc., a Delaware corporation (“NAA”), World Airways, Inc., a Delaware corporation (“WAI” and, together with Parent and NAA; the “Borrowers”, and each a “Borrower”), the Guarantors (such term and each other capitalized term used but not defined herein having the meaning given to it in Article I), the Lenders and Wells Fargo Bank, National Association, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and as collateral agent for the Secured Parties (in such capacity, the “Collateral Agent”).

WITNESSETH:

WHEREAS, the Borrowers have requested the Lenders to extend credit in the form of Loans on the Closing Date, in an aggregate principal amount not in excess of $72,500,000.

WHEREAS, the proceeds of the Loans are to be used to prepay all outstanding Indebtedness under the Jefferies Credit Agreement and to pay fees and expenses in connection with the Transactions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and in the other Loan Documents, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01         Defined Terms.  As used in this Agreement, the following terms shall have the meanings specified below:

“Acquired Debt” shall mean, with respect to any specified Person, Indebtedness of any other Person existing at the time such other Person is merged with or into or becomes a Restricted Subsidiary of such specified Person or assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of Parent or such acquisition, merger or consolidation.

“Administrative Agent” shall have the meaning assigned to such term in the preamble hereto and includes each other Person appointed as the successor administrative agent pursuant to Article VIII.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.05(a).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form supplied from time to time by the Administrative Agent.

“Advisors” shall mean legal counsel (including local, foreign and in-house counsel), auditors, accountants, consultants, appraisers, engineers or other advisors.

“Affiliate” of any specified Person shall mean any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that Beneficial Ownership of 20% or more of the Voting Stock of a Person shall be deemed to be control.

“Affiliate Transaction” shall have the meaning assigned to such term in Section 5.09.

“Agents” shall mean the Administrative Agent and the Collateral Agent; and “Agent” shall mean any of them.

“Agreement” shall have the meaning assigned to such term in the preamble hereto.

“Aircraft Acquisition Debt” shall mean a Capital Lease Obligation, a sale and leaseback transaction or an Aircraft Lease Transaction in each case incurred by Parent or any Restricted Subsidiary of Parent in connection with an acquisition of any aircraft (including the related engines and spare engines), (i) which obligation (x) either constitutes all or part of the purchase price thereof, or is incurred prior to, at the time of or within one year after the acquisition thereof for the purpose of financing or refinancing part of the purchase price thereof and (y) is non-recourse other than to the assets financed, and (ii) which equipment was not owned by Parent or any Restricted Subsidiary of Parent immediately prior to such purchase.

“Aircraft Lease Transaction” shall mean any lease (other than a lease creating Capital Lease Obligations) by any Borrower or Guarantor of aircraft, related engines or spare engines, spare parts or other related equipment (including ground equipment) from any Person other than any Borrower or Guarantor for an initial term (inclusive of renewal terms solely at the option of such Borrower or Guarantor, as the case may be) of at least 12 months.

“Aircraft Mortgage” shall mean each of the mortgages and deeds of trust made by any Borrower or Guarantor with respect to an aircraft owned by it in favor of, or for the benefit of, the Collateral Agent for the benefit of the Secured Parties.

“Airport Authority” shall mean any city or any public or private board or other body or organization chartered or otherwise established for the purpose of administering, operating or managing airports or related facilities, which in each case is an owner, administrator, operator or manager of one or more airports or related facilities.

“Applicable Agreements” shall have the meaning assigned to such term in Section 3.06(a).

“Approved Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or investing in bank and other commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrow Air” shall mean Arrow Air, Inc., a Delaware corporation.

“Asset Acquisition” shall mean, with respect to any Person, (x) an Investment by such Person or any Restricted Subsidiary of such Person in any third Person pursuant to which such third Person shall become a Restricted Subsidiary of such Person or any Restricted Subsidiary of such Person, or shall be merged with or into such Person or any Restricted Subsidiary of such Person, or (y) the acquisition by such Person or any Restricted Subsidiary of such Person of the assets of any third Person (other than a Restricted Subsidiary of such Person) which constitute all or substantially all of the assets of such third Person or comprise any division or line of business of such third Person or any other properties or assets of such third Person other than in the ordinary course of business.

“Asset Sale” shall mean (x) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback), (y) the issue or sale by Parent or any of its Subsidiaries of Equity Interests of any of Parent’s Restricted Subsidiaries (other than director’s qualifying shares or nominal amounts of shares required by applicable law to be held by a Person other than Parent or a Wholly-Owned Restricted Subsidiary), or (z) any Casualty Event; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of Parent and its Restricted Subsidiaries taken as a whole will be governed by Section 5.22 and not by Section 5.08.  Notwithstanding the foregoing, the following items shall not be deemed to be Asset Sales:

(i)            a transfer, sale or other disposition of assets to a Borrower or a Guarantor or by a Restricted Subsidiary that is not a Guarantor or a Borrower to another Restricted Subsidiary that is not a Guarantor or a Borrower;

(ii)           an issuance, sale, transfer or other disposition of Equity Interests by a Restricted Subsidiary to Parent or to another Restricted Subsidiary;

(iii)          a Restricted Payment that is permitted by Section 5.05 or a Permitted Investment;

(iv)          any sale, lease, sublease or other disposition of assets that are no longer useful by Parent or any of its Restricted Subsidiaries or are damaged, worn-out or obsolete;

(v)           the sale or other disposition of Cash Equivalents;

(vi)          any single transaction or series of related transactions that involves assets or Equity Interests having a Fair Market Value of less than $2,000,000;

(vii)         leases or subleases of facilities which are temporarily not in use or pending their disposition;

(viii)        the licensing of intellectual property that does not materially interfere with the business of Parent and its Restricted Subsidiaries; and

(ix)           the good faith surrender or waiver of contract rights or the settlement, release or surrender of claims of any kind.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required pursuant to Section 9.04(b)), and accepted by the Administrative Agent, substantially in the form of Exhibit A, or such other form as shall be approved by the Administrative Agent.

“ATA Assets” shall mean any distributions pursuant to, or on account of, the First Amended Chapter 11 Plan of ATA Airlines, Inc., the Liquidating Trust Agreement for the ATA Plan Trust or otherwise in respect of the estate of ATA Airlines, Inc., together with any property or assets received upon any Asset Sale involving the rights in respect thereof.

“ATA Chapter 11 Plan” shall mean the First Amended Chapter 11 Plan of ATA Airlines, Inc., dated February 3, 2009, and all amendments, modifications and supplements thereto.

“ATA Distribution Offer” shall have the meaning assigned to such term in the Senior Note Indenture.

“ATA Excess Distribution Offer” shall have the meaning assigned to such term in Section 2.09(b).

“ATA Excess Proceeds” shall have the meaning assigned to such term in the Senior Note Indenture.

“Attributable Debt” in respect of a sale and leaseback transaction occurring on or after the Closing Date shall mean, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended); provided, however, if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of Capital Lease Obligation.

“Bankruptcy Code” shall mean Title 11 of the U.S. Code, as amended, or any successor statute.

“Bankruptcy Law” shall mean the Bankruptcy Code or any similar federal, state or foreign law for the relief of debtors.

“Beneficial Owner” shall have the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time.  The term “beneficial ownership” has a corresponding meaning.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor thereto).

“Board of Directors” shall mean (i) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board, (ii) with respect to a partnership, the board of directors of the general partner of the partnership, (iii) with respect to a limited liability company, the managing member or members or any controlling committee or board of directors of such company or of the sole member or of the managing member thereof and (iv) with respect to any other Person, the board of directors or committee of such Person serving a similar function.

“Borrower” and “Borrowers” shall have the meaning assigned to each term in the preamble hereto.

“Borrowing” shall mean Loans made on the same date.

“Borrowing Request” shall mean a request by the Borrowers in accordance with the terms of Section 2.03 and substantially in the form of Exhibit B, or such other form as shall be approved by the Administrative Agent.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in New York City are authorized or required by law to close.

“Capital Expenditures” shall mean for any period expenditures (including Capital Lease Obligations, but excluding expenditures made with the proceeds of casualty insurance or reinvestment of proceeds of asset dispositions as expressly permitted under Section 5.08) in respect of the purchase or other acquisition of fixed or capital assets that have a useful life of more than one year and that are required to be capitalized in conformity with GAAP.

“Capital Lease Obligation” shall mean, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Requirements” shall mean, as to any Person, any matter, directly or indirectly, (i) regarding capital adequacy, capital ratios, capital requirements, the calculation of such Person’s capital or similar matters, or (ii) affecting the amount of capital required to be obtained or maintained by such Person or any Person controlling such Person (including any holding company), or the manner in which such Person or any Person controlling such Person (including any holding company), allocates capital to any of its contingent liabilities (including letters of credit), advances, acceptances, commitments, assets or liabilities.

“Cash Equivalents” shall mean:

(i)            Dollars;

(ii)           securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than 90 days from the date of acquisition;

(iii)          certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any commercial bank organized under the laws of the United States or any state thereof or the District of Columbia or a U.S. branch of a foreign bank having capital and surplus, at the time of acquisition thereof, in excess of $750,000,000 and having, at the time of acquisition thereof, one of the two highest ratings obtainable from either Standard & Poor’s Rating Services, Inc. or Moody’s Investor Service, Inc. and a Thomson Bank Watch Rating of “B” or better;

(iv)          securities issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition thereof, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Services, Inc. or Moody’s Investor Service, Inc.; and

(v)           money market funds, at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (i) through (iv) of this definition.

“Casualty Event” shall mean any taking under power of eminent domain or similar proceeding and any insured loss (excluding business interruption) of any assets or rights of Parent or any of its Restricted Subsidiaries.

“Change in Law” shall mean the adoption of or any change in any applicable law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the Closing Date.

A “Change of Control” shall mean the occurrence of any of the following:

(i)            any sale, lease, exchange or other transfer (other than a Lien permitted by Section 5.10 or by way of consolidation or merger), in one transaction or a series of related transactions, of all or substantially all of the assets of Parent and its Subsidiaries, taken as a whole, to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of this Agreement) other than in all such cases to one or more Permitted Holders;

(ii)           the approval by the holders of Equity Interests of Parent of any plan or proposal for the liquidation or dissolution of Parent (whether or not otherwise in compliance with the provisions of this Agreement);

(iii)          any Person or Group (other than the Permitted Holders and any entity controlled by the Permitted Holders) shall become the Beneficial Owner, directly or indirectly,

of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Parent; or

(iv)          the replacement over a two-year period of a majority of the Board of Directors of Parent and such replacement shall not have been approved by a vote of at least a majority of the Continuing Directors.

“Change of Control Transaction” shall mean any sale, lease, exchange or other transfer, in one transaction or a series of related transactions, of all or substantially all of the assets of Parent and its Subsidiaries, taken as a whole, or any merger or consolidation of Parent, in each case that would constitute a Change of Control.

“Charges” shall have the meaning assigned to such term in Section 9.13.

“Claims” shall have the meaning assigned to such term in Section 9.03(b).

“Closing Date” shall mean the date of the incurrence of the Loans hereunder.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall mean “Collateral” as such term is defined in the Security Agreement, all property mortgaged under the Mortgages and Aircraft Mortgages and any other property, whether now owned or hereafter acquired, upon which a Lien securing the Obligations under this Agreement or the other Loan Documents is granted or purported to be granted under any Collateral Agreement.

“Collateral Agent” shall have the meaning assigned to such term in the preamble hereto.

“Collateral Agreements” shall mean the Intercreditor Agreement, the Security Agreement, each Mortgage, each Aircraft Mortgage, each Deposit Account Control Agreement and each other security agreement, pledge agreement or other security document delivered to the Collateral Agent to grant a security interest in any property as collateral for the Loan Obligations.

“Commission” shall mean the Securities and Exchange Commission, and any successor thereto.

“Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make a Loan hereunder in the amount set forth on Annex I to this Agreement or on Schedule 1 to the Assignment and Acceptance pursuant to which such Lender assumed its Commitment.  The aggregate principal amount of the Lenders’ Commitments on the Closing Date is $72,500,000.

“Communications” shall have the meaning assigned to such term in Section 9.01(d).

“Companies” shall mean Parent and its Restricted Subsidiaries; and “Company” shall mean any one of them.

“Compliance Certificate” shall mean a certificate of a Financial Officer of Parent substantially in the form of Exhibit E.

“Consolidated Cash Flow” shall mean, with respect to any Person for any period, the sum (without duplication) of:

(i)            Consolidated Net Income for such period; and

(ii)           to the extent Consolidated Net Income for such period has been reduced thereby:

(a)           all income taxes of such Person and its Restricted Subsidiaries, paid or accrued in accordance with GAAP for such period;

(b)           Consolidated Interest Expense for such period;

(c)           Consolidated Non-Cash Charges for such period;

(d)           any fees, expenses or charges for such period related to the offering of the Senior Notes, the issuance of the Senior Exchange Notes, the borrowing of loans under the Jefferies Credit Agreement, the borrowing of the Loans and the issuance of the Exchange Notes and any refinancing of the Loans or the Exchange Notes;

(e)           expenses or charges arising from the litigation relating to the guarantees by Parent of the obligations of ATA Airlines Inc. as lessee under aircraft leases in an aggregate amount not to exceed $3,000,000; and

(f)            expenses or charges relating to the parking of aircraft (I) paid or accrued in 2009 in an aggregate amount not to exceed $5,000,000 or (II) paid or accrued in 2010 in an aggregate amount not to exceed $2,500,000;

all as determined on a consolidated basis for such Person and its Restricted Subsidiaries for such period in accordance with GAAP.

“Consolidated Interest Expense” shall mean, with respect to any Person for any period, the sum of, without duplication, the aggregate interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations (paid or accrued), imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments (if any) pursuant to Hedging Obligations (including fees and premiums)), in each case to the extent that any such expense was deducted in computing such Consolidated Net Income on a consolidated basis for such Person and its Restricted Subsidiaries for such period and determined in accordance with GAAP.

“Consolidated Net Income” shall mean, with respect to any Person for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP, provided that there shall be excluded therefrom (without duplication):

(1)           gains or losses from Asset Sales (without regard to the $2,000,000 limitation set forth in the definition thereof) or other dispositions, abandonments or reserves relating thereto or the extinguishment of any Indebtedness, together with any related provision for taxes on such gains or losses;

(2)           extraordinary gains and extraordinary losses, together with any related provision for taxes on such extraordinary gains or extraordinary losses;

(3)           the net income or loss of any Person acquired prior to the date it becomes a Restricted Subsidiary of the referent Person or is merged or consolidated with the referent Person or any Restricted Subsidiary of the referent Person;

(4)           solely for the purpose of calculating Consolidated Net Income to determine the amount of Restricted Payments permitted under Section 5.05 and for purposes of Section 5.15, the net income (but not loss) of any Restricted Subsidiary of Parent (excluding any Borrower or Guarantor) to the extent, but only to the extent, that the declaration and/or payment of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise;

(5)           all gains realized on or because of the purchase or other acquisition by Parent or any of its Restricted Subsidiaries of any securities of such Person or any of its Restricted Subsidiaries;

(6)           any goodwill impairment charges or other non-cash long-term asset impairment charges;

(7)           the net income of any Person, other than a Restricted Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or to a Restricted Subsidiary of the referent Person by such Person;

(8)           any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Closing Date;

(9)           income or loss attributable to discontinued operations (including, without limitation, operations disposed or during such period whether or not such operations were classified as discontinued);

(10)         in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person’s assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets;

(11)         any non-cash expenses or charges resulting from the grant of stock, stock options or other equity-based awards; and

(12)         any gains (or income) resulting from (or in respect of any distribution of) the ATA Assets.

“Consolidated Non-Cash Charges” shall mean, with respect to any Person and its Restricted Subsidiaries, for any period, depreciation, amortization (including impairment of goodwill and amortization of other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of any Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income, minus non-cash items increasing such Consolidated Net Income for such period (other than accruals of revenue in the ordinary course of business and reversals in such period of an accrual of, or reserve for, a cash charge in another period) on a consolidated basis for such Person and its Restricted Subsidiaries and determined in accordance with GAAP.

“Continuing Directors” shall mean, as of any date of determination, any member of the Board of Directors of Parent who (i) was a member of such Board of Directors on the Closing Date, (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election or (iii) was nominated for election to such Board of Directors by a Permitted Holder.

“Default” shall mean any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Default Rate” shall have the meaning assigned to such term in Section 2.06(b).

“Deposit Account Control Agreement” shall have the meaning assigned to such term in the Security Agreement.

“Disqualified Interests” shall mean any Equity Interests that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, at the option of the holder thereof), or upon the happening of any event (other than an event that would constitute a Change of Control), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the sole option of the holder thereof (except in each case, upon the occurrence of a Change of Control or to the extent such Equity Interest is only redeemable or exchangeable into Qualified Equity Interests), in whole or in part, on or prior to the date that is 91 days after the Final Maturity Date, for cash or is convertible into or exchangeable for debt securities of Parent or its Subsidiaries at any time prior to such date; provided, however, that any Equity Interests that would constitute Disqualified Interests solely because the holders thereof have the right to require Parent to repurchase or redeem such Equity Interests upon the occurrence of a Change of Control shall not constitute Disqualified Interests if the terms of such Equity Interests provide that Parent may not repurchase or redeem any such Equity Interests pursuant to such provisions unless such repurchase or redemption complies with Section 5.05.

“Dollars” or “$” shall mean lawful money of the United States.

“Domestic Restricted Subsidiary” shall mean any Restricted Subsidiary of Parent that is not a Foreign Subsidiary.

“DOT” shall mean the U.S. Department of Transportation and any successor thereto.

“Environment” shall mean any surface or subsurface natural resource, including air, land, soil, surface waters, ground waters, stream and river sediments and biota (whether outdoor or indoor).

“Environmental Law” shall mean any and all applicable laws relating to the Environment or human safety or health as it relates to the Environment.

“Environmental Permit” shall mean any permit, license, approval, consent, registration, notification, exemption or other authorization required by or from a Governmental Authority under any Environmental Law.

“Equity Interests” shall mean (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited), (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person (other than earn-outs or similar consideration payable in connection with an acquisition) and (v) all warrants, options or other rights to acquire any of the foregoing (but excluding any debt security that is convertible into, or exchangeable for, Equity Interests).

“ERISA” shall mean the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean a corporation, trade or business that is, along with Parent or any Subsidiary thereof, a member of a controlled group of corporations or a controlled group of trades or businesses and would be deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Event of Default” shall have the meaning assigned to such term in Article VII.

“Excess Proceeds” shall have the meaning assigned to such term in Section 5.08.

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“Exchange Note” shall mean each note issued under the Exchange Note Indenture delivered pursuant to Section 5.23; collectively, the “Exchange Notes”.

“Exchange Note Holder” shall mean each Person in whose name an Exchange Note is registered.

“Exchange Note Indenture” shall mean an indenture, having terms and conditions substantially the same as the Loans (with such changes therein as the Borrowers and the Administrative Agent may approve with respect to the elimination of provisions contained in this Agreement that are customary for a credit agreement but would not be customary for an indenture for registered notes and with such other changes therein as the Borrowers and the Administrative Agent, with the consent of the Required Lenders or, as the case may be, such greater number of Lenders as may be specified pursuant to Section 9.02 with respect to a given term or condition, may approve), if and when executed and delivered by the Borrowers, the Guarantors and the trustee thereunder, as amended, waived, supplemented or otherwise modified from time to time.

“Exchange Note Trustee” shall have the meaning assigned to such term in Section 5.23(a).

“Exchange Request” shall have the meaning assigned to such term in Section 5.23(b).

“Existing Credit Agreement” shall mean the Amended and Restated Term Loan Agreement, dated as of August 14, 2007, and amended and restated as of June 3, 2008, among New ATA, as borrower thereunder, SPV, as the sole lender thereunder, and Jefferies Finance LLC, as administrative agent, as amended, restated, modified or supplemented from time to time, including by that certain amendment to the Existing Credit Agreement, dated as of August 13, 2009.

“FAA” shall mean the Federal Aviation Administration of the United States and any successor thereto.

“Fair Market Value” shall mean the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the management of Parent; provided that the Fair Market Value of any asset other than cash or Cash Equivalents in excess of $3,000,000 shall be determined by the Board of Directors of Parent, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such Fair Market Value exceeds $10,000,000.

“FCPA” shall have the meaning assigned to such term in Section 3.21(a).

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary to the next 1/100th of 1%) of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fees” shall mean the Administrative Agent Fees and the other fees referred to in Section 2.05.

“Final Maturity Date” shall mean September 29, 2014, or, if such date is not a Business Day, the next succeeding Business Day.

“Financial Officer” of any Person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“First Lien Notes” shall mean the Senior Notes and any Permitted Refinancing Indebtedness in respect thereof that is secured by the Collateral and subject to the terms of the Intercreditor Agreement.

“First Lien Note Indenture” shall mean the Senior Note Indenture and any other indenture or agreement governing the terms of any other First Lien Notes.

“Fixed Charge Coverage Ratio” shall mean, with respect to any Person, the ratio of total Consolidated Cash Flow of such Person and its Restricted Subsidiaries during the four full fiscal quarters most recently completed for which internal financial statements are available (the “Four Quarter Period”) and ending prior to the date of the transaction giving rise to the need to calculate such ratio (the “Transaction Date”) to Fixed Charges of such Person for such Four Quarter Period.  In addition to and without limitation of the foregoing, for purposes of this definition, Consolidated Cash Flow and Fixed Charges shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(i)            the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries, or the issuance or redemption of any preferred stock by such Person or any of its Restricted Subsidiaries (in each case, and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (or the issuance or redemption or other repayment of any other preferred stock) by such Person or any of its Restricted Subsidiaries (in each case, and the application of the proceeds thereof), occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

(ii)           any Asset Sales or other dispositions or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Debt and also including any Consolidated Cash Flow attributable to the assets which are the subject of the Asset Acquisition or Asset Sale or other disposition during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or other disposition or Asset Acquisition (including the incurrence, assumption or liability for any such Indebtedness) occurred on the first day of the Four Quarter Period.

In calculating Fixed Charges attributable to interest on any Indebtedness computed on a pro forma basis, (a) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; (b) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and (c) notwithstanding clause (a) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to interest rate swaps, caps or collars, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreement.

“Fixed Charges” shall mean, with respect to any Person for any period, the sum, without duplication, of

(i)            Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, but excluding amortization of debt issuance costs and write-off of deferred financing costs of such Person and its Restricted Subsidiaries during such period and any premium or penalty paid in connection with redeeming or retiring Indebtedness of such Person and its Restricted Subsidiaries prior to Stated Maturity thereof;

(ii)           the product of (a) all cash dividend payments on any series of preferred equity of such Person or any of its Restricted Subsidiaries paid during such period to any Person other than such Person or any of its Restricted Subsidiaries times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory income tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP; and

(iii)          to the extent not included in clause (ii) above, the amount of all dividends or distributions made during such period pursuant to clause (ix) or (x) of Section 5.05(b).

“Foreign Lender” shall mean any Lender that is not, for United States federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation or entity treated as a corporation created or organized in or under the laws of the United States, or any political subdivision thereof, (iii) an estate whose income is subject to U.S. federal income taxation regardless of its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States Persons have the authority to control all substantial decisions of such trust.

“Foreign Subsidiary” shall mean any Restricted Subsidiary of Parent that is a “controlled foreign corporation,” within the meaning of section 957 of the Code.

“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession of the United States, as in effect on the Closing Date.

“Governmental Authority” shall mean any federal, state, local or foreign (whether civil, criminal, military or otherwise) court, central bank or governmental agency, tribunal, authority, instrumentality or regulatory body or any subdivision thereof or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Group” shall have the meaning assigned to such term in the definition of Change of Control in this Section 1.01.

“Guarantee” shall mean a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

“Guarantor” shall mean any Restricted Subsidiary of Parent that Guarantees the Loans and the other Loan Obligations in accordance with the provisions of this Agreement, and its respective successors and assigns.

“Hazardous Materials” shall mean hazardous substances, hazardous wastes, hazardous materials, polychlorinated biphenyls (“PCBs”) or any substance or compound containing PCBs, asbestos or any asbestos-containing materials in any form or condition, lead-based paint, urea formaldehyde, pesticides, radon or any other radioactive materials including any source, special nuclear or by-product material, petroleum, petroleum products, petroleum-derived substances, crude oil or any fraction thereof or any other pollutants, contaminants, chemicals, wastes, materials, compounds, constituents or substances, to the extent defined under or subject to regulation under any Environmental Laws.

“Hedging Obligations” shall mean, with respect to any specified Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements or arrangements designed for the purpose of fixing, hedging or swapping interest rate risk, (ii) commodity swap agreements, commodity option agreements, forward contracts and other agreements or arrangements designed for the purpose of fixing, hedging or swapping commodity price risk, and (iii) foreign exchange contracts, currency swap agreements and other agreements or arrangements designed for the purpose of fixing, hedging or swapping foreign currency exchange rate risk.

“Heirs” of any individual shall mean such individual’s estate, spouse, lineal relatives (including adoptive descendants), administrator, committee or other personal representative or other estate planning vehicle and any custodian or trustee for the benefit of any spouse or lineal relatives (including adoptive descendants) of such individual.

“Indebtedness” shall mean, with respect to any Person (without duplication):

(i)            the principal of and premium (if any) in respect of obligations of such Person, whether or not contingent, for borrowed money or evidenced by bonds, notes, debentures or similar instruments;

(ii)           the principal component of all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, whether or not then due (except to the extent such reimbursement obligation relates to trade payables and such obligation is satisfied within 30 days of incurrence);

(iii)          all Capital Lease Obligations of such Person;

(iv)          the principal component of all obligations of such Person issued or assumed as the balance deferred and unpaid of the purchase price of any property or services (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted);

(v)           net obligations of such Person under Hedging Obligations (the amount of such obligations to be equal at any time to the termination value of such arrangement giving rise to such obligation that would be payable by such Person at such time);

(vi)          Attributable Debt of such Person;

(vii)         all Disqualified Interests issued by such Person with the amount of Indebtedness represented by such Disqualified Interests being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any;

(viii)        guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (i) through (vii) above; and

(ix)           all Obligations of any other Person of the type referred to in clauses (i) through (vii) which are secured by any Lien on any property or asset of such Person, the amount of any such Obligation being deemed to be the lesser of the Fair Market Value of the property or asset securing such Obligation or the amount of such Obligation.

The amount of any Indebtedness outstanding as of any date shall be the accreted value thereof in the case of any Indebtedness issued with original issue discount.  For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Interests that do not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Interests as if such Disqualified Interests were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Agreement.  Notwithstanding the foregoing, in connection with the Asset Acquisition or other purchase by Parent or any of its Restricted Subsidiaries of any business or assets not in the ordinary course of business, the term “Indebtedness” will exclude post closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter.

“Indemnitee” shall have the meaning assigned to such term in Section 9.03(b).

“Information” shall have the meaning assigned to such term in Section 9.12.

“Insolvency Proceeding” shall have the meaning assigned to such term in the definition of “Obligations” in this Section 1.01.

“Insurance Subsidiary” shall mean any Restricted Subsidiary of Parent whose activities are limited to those of a captive insurance company for Parent and its Restricted Subsidiaries.

“Intellectual Property” shall have the meaning assigned to such term in Section 3.10.

“Intercompany Note” shall mean the intercompany demand promissory note substantially in the form of Exhibit C or such other form approved by the Administrative Agent.

“Intercreditor Agreement” shall mean the Intercreditor Agreement, in the form of Exhibit I, dated as of August 13, 2009, as amended by that certain Notice of Refinancing and Supplement No. 1 dated as of September 29, 2009, among Parent, certain Subsidiaries of Parent from time to time party thereto, Wells Fargo Bank, National Association, as first lien collateral agent, and the Collateral Agent as in effect on the date hereof and thereafter as amended from time to time in accordance with the terms hereof and thereof.

“Interest Payment Date” shall mean (a) September 30 and March 31 of each year (or if such date is not a Business Day, the first Business Day thereafter), commencing March 31, 2010, and (b) the Final Maturity Date and, after such maturity, on each date on which demand for payment is made.

“Investments” shall mean, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding extensions of credit to customers or advances, deposits or payments to or with suppliers, lessors or utilities or for worker’s compensation, in each case, in the ordinary course of business that are required to be recorded in accordance with GAAP as accounts receivable, prepaid expenses or deposits on the balance sheet of such Person and also excluding commissions, travel and similar advances to officers and employees made consistent with past practices) and purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities.  If Parent or any of its Restricted Subsidiaries sells or otherwise disposes of any Equity Interests of any Restricted Subsidiary of Parent such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Parent, Parent shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the last sentence of Section 5.05.  Except as otherwise provided for herein, the amount of an Investment shall be its Fair Market Value at the time the Investment is made and without giving effect to subsequent changes in value.

“IPO” shall mean an underwritten initial public offering registered under the Securities Act of 1933, as amended, of Equity Interests of Parent.

“Jefferies Credit Agreement” shall mean the Second Lien Term Loan Agreement, dated as of August 13, 2009, among Parent, NAA, WAI, the guarantors party thereto, the lending institutions party thereto, Jefferies Finance LLC, as lead arranger, as book manager, as documentation agent, as administrative agent, as collateral agent and as syndication agent, as the same may have been amended, modified or supplemented from time to time through the date hereof.

“Joinder Agreement” shall mean a joinder agreement substantially in the form of Exhibit L.

“Judgment Currency” shall have the meaning assigned to such term in Section 9.18(a).

“Judgment Currency Conversion Date” shall have the meaning assigned to such term in Section 9.18(a).

“Lenders” shall mean (a) the financial institutions and other Persons party hereto as “Lenders” on the date hereof, and (b) each financial institution or other Person that becomes a party hereto pursuant to an Assignment and Acceptance, in each case for clauses (a) and (b) subject to any subsequent Assignment and Acceptance pursuant to which any such Person ceases to be party hereto.

“Lessor Maintenance Reserve Accounts” shall mean accounts paid in by a lessee and held by a lessor for reimbursement of certain aircraft maintenance obligations.

“Lien” shall mean, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest).

“Liquidating Trust Agreement” shall mean the First Amended and Restated Liquidating Trust Agreement for the ATA Plan Trust, dated July 23, 2009, by and between ATA Airlines, Inc. for the benefit of the Beneficiaries entitled to the Plan Trust Assets (as each such term is defined in the ATA Chapter 11 Plan) and Steven S. Turoff, as plan trustee, as the same may be amended, modified or supplemented from time to time.

“Loan Documents” shall mean this Agreement, the Notes (if any), the Collateral Agreements and each Joinder Agreement.

“Loan Guarantee” shall mean each Guarantee provided by a Guarantor under Article VI.

“Loan Obligations” shall mean all of the Obligations of the Loan Parties under the Loan Documents.

“Loan Parties” shall mean the Borrowers and the Guarantors.

“Loans” shall mean the term loans made by the Lenders to the Borrowers pursuant to Section 2.01.

“Make-Whole Amount” shall mean, with respect to any principal amount of Loans that is prepaid pursuant to Section 2.09(a)(i), an amount equal to the sum of the present value as of such date of prepayment of (a) the Prepayment Premium with respect to such principal amount of Loans that would have been payable pursuant to Section 2.09(a) if such principal amount of Loans had been prepaid on the day following the second anniversary of the Closing Date plus (b) the amount of interest that would have been payable in respect of such principal amount of Loans from the date of such prepayment through and including the second anniversary of the Closing Date if such prepayment had not been made (excluding accrued but unpaid interest, if any, to such date of prepayment), computed using a discount rate equal to the Treasury Rate as of such date of prepayment plus 0.50%.

“Material Adverse Effect” shall have the meaning assigned to such term in Section 3.03.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.13.

“Money Laundering Laws” shall have the meaning assigned to such term in Section 3.21(b).

“Mortgage” shall mean each of the mortgages, deeds of trust, deeds to secure debt or assignments of the foregoing or other similar documents delivered by any Borrower or Guarantor pursuant to the terms of this Agreement that create, in favor of the Collateral Agent, Liens on any fee interest in real property owned by any Borrower or Guarantor, as the case may be.

“Mortgaged Property” shall mean each real property, if any, which shall be subject to a Mortgage delivered after the Closing Date pursuant to Section 5.19.

“NAA” shall have the meaning assigned to such term in the preamble hereto.

“Net Proceeds” shall mean the aggregate cash proceeds received by Parent or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale or disposition of such non-cash consideration, including, without limitation, (i) actual, reasonable and necessary legal, title, recording, accounting and investment banking fees, sales commissions, and any severance and relocation expenses incurred as a result thereof, (ii) all taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (iii) amounts required to be applied to the repayment of Indebtedness secured by a prior Lien on the asset or assets that were the subject of such Asset Sale, (iv) appropriate amounts to be provided by Parent or any of its Restricted Subsidiaries as a reserve, (1) against any liabilities associated with such Asset Sale and retained by Parent or any of its Restricted Subsidiaries after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, or (2) for adjustment in respect of the sale price of the property or assets that are the subject of such Asset Sale; and (v) amounts required to be paid to any Person (other than Parent or any of its Restricted Subsidiaries) owning a beneficial interest in the assets that are the subject of the Asset Sale.

“New ATA” shall mean New ATA Acquisition, Inc., a Delaware corporation.

“Non-Excluded Taxes” shall have the meaning assigned to such term in Section 2.11(a).

“Notes” shall mean any Notes evidencing the Loans, issued pursuant to Section 2.04(e), if any, substantially in the form of Exhibit F.

“Obligations” shall mean all loans, advances, debts, principal, interest (including any interest that accrues after the commencement of a bankruptcy, insolvency, receivership or other similar proceeding (an “Insolvency Proceeding”) at the applicable interest rate, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), premiums, liabilities, obligations (including indemnification obligations), fees, trustee fees, expenses and indemnities provided for in any documentation governing Indebtedness (including any fees, expenses or indemnities that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts required to be paid or reimbursed under any documentation governing Indebtedness or by law or otherwise, and all guarantees of the foregoing amounts.

“OFAC” shall have the meaning assigned to such term in Section 3.21(c).

“Officer” shall mean, with respect to any Person, the chairman of the board, the chief executive officer, the president, the chief operating officer, the chief financial officer, the treasurer, any assistant treasurer, the controller, the secretary or any vice-president of such Person.

“Officer’s Certificate” shall mean a certificate signed on behalf of the Borrowers by an Officer of each Borrower, which Officer shall be the principal executive officer, the principal financial officer or the principal accounting officer of such Borrower.

“Order” shall mean any judgment, decree, verdict, order, consent order, consent decree, writ, declaration or injunction.

“Organizational Documents” shall mean, with respect to any Person, (i) in the case of any corporation, the certificate of incorporation or deed of incorporation and by-laws (or similar documents) of such Person, (ii) in the case of any limited liability company, the certificate or articles of formation or organization and operating agreement or memorandum and articles of association (or similar constitutive documents) of such Person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar constitutive documents) of such Person (and, where applicable, the equityholders or shareholders registry of such Person), (iv) in the case of any general partnership, the partnership agreement (or similar constitutive document) of such Person, (v) in any other case, the functional equivalent of the foregoing, and (vi) any shareholder, voting trust or similar agreement between or among any holders of Equity Interests of such Person.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Parent” shall have the meaning assigned to such term in the preamble hereto.

“Participant” shall have the meaning assigned to such term in Section 9.04(e).

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

“Permits” shall have the meaning assigned to such term in Section 3.07(b).

“Permitted Business” shall mean the business of Parent and its Restricted Subsidiaries, as conducted by Parent and its Restricted Subsidiaries on the Closing Date, and other businesses that are ancillary or related thereto.

“Permitted Debt” shall have the meaning assigned to such term in Section 5.07(c).

“Permitted Holders” shall mean MatlinPatterson Global Advisers LLC and its majority owned and controlled Affiliates.

“Permitted Investment” shall mean:

(i)            any Investment in a Borrower or a Guarantor;

(ii)           any Investment in Cash Equivalents; provided, that not more than $5,000,000 in the aggregate of Cash Equivalents of the Loan Parties shall be held in Excluded Accounts (as defined in the Security Agreement) of the type described in subsection (ii) of the definition thereof that are not subject to a perfected Lien in favor of Collateral Agent;

(iii)          any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 5.08;

(iv)          any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Interests) of Parent;

(v)           Investments represented by guarantees that are otherwise permitted under this Agreement;

(vi)          Investments existing on the Closing Date or made pursuant to commitments in existence on (and as in effect on) the Closing Date;

(vii)         Investments in the Senior Notes;

(viii)        Investments in securities of trade creditors or customers of Parent and its Restricted Subsidiaries received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers in exchange for claims against such trade creditors or customers or in good faith settlement of delinquent obligations of such trade creditors and customers;

(ix)           advances to and deposits with suppliers and customers of Parent and its Restricted Subsidiaries in the ordinary course of business;

(x)            loans and advances solely in respect of relocation expenses to employees of Parent and its Restricted Subsidiaries that are not directors of Parent and its Restricted Subsidiaries in the ordinary course of business not in excess of $500,000 at any one time outstanding in the aggregate;

(xi)           payroll, travel, and similar advances made in the ordinary course of business to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP;

(xii)          deposits in Lessor Maintenance Reserve Accounts;

(xiii)         Investments required by any applicable rule, regulation, order or law in any Insurance Subsidiary; and

(xiv)        other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments at any one time outstanding made pursuant to this clause (xiv) since the Closing Date, not to exceed $2,500,000 in the aggregate.

“Permitted Liens” shall mean:

(i)            Liens securing Indebtedness under the Senior Note Documents and any Permitted Refinancing Indebtedness in respect thereof in each case to the extent that the Indebtedness represented thereby was permitted by the terms of Section 5.07(c)(i) and the Intercreditor Agreement; provided that any such Liens shall be subject to the terms of the Intercreditor Agreement;

(ii)           Liens in favor of Parent or its Restricted Subsidiaries;

(iii)          Liens to secure Indebtedness (including Capital Lease Obligations) permitted by Section 5.07(c)(iv), which Liens shall cover only the assets acquired, constructed, installed, designed, sold and leased-back or improved with the proceeds of such Indebtedness;

(iv)          Liens upon specific items of inventory or other goods and proceeds of any Person or deposits made securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(v)           Liens incurred or deposits made securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(vi)          Liens arising by reason of any judgment, decree or order, but not giving rise to an Event of Default, so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment decree on order shall not have been finally terminated or the period within such proceedings may be initiated shall not have expired;

(vii)         Liens under the Collateral Agreements securing the Loans, all other Loan Obligations, the Exchange Notes and all other Obligations under the Exchange Note Indenture;

(viii)        (a) Liens securing Permitted Refinancing Indebtedness, provided, that such Liens (x) taken as a whole are no less favorable to the Lenders (including with respect to priority) and are not more favorable in any material respect to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness that is being refinanced and (y) do not extend to or cover any property or assets of Parent or any of its Subsidiaries not securing the Indebtedness that is being refinanced; and (b) Liens securing Third Priority Claims, provided, that such Liens securing Third Priority Claims (x) taken as a whole are no less favorable to the Lenders and are not more favorable in any material respect to the lienholders with respect to such Liens than the Liens in respect of the Loans, (y) do not extend to or cover any property or assets of Parent or any of its Subsidiaries not securing the Loans and (z) are subordinated to the Liens on all of the Collateral securing the Loan Obligations and are subject to all of the terms and conditions of the Intercreditor Agreement;

(ix)           Liens existing on the Closing Date;

(x)            the interests of lessors or lessees under operating leases, real estate leases (other than Capital Lease Obligations) or non exclusive licensors or licensees under license agreements in the property subject to such lease or license or precautionary financing statements filed with respect to other transactions not involving the incurrence of Indebtedness;

(xi)           Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which Parent or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

(xii)          statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law or pursuant to customary reservations or retentions of title incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(xiii)         Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;

(xiv)        banker’s Liens, rights of setoff and similar Liens with respect to cash and Cash Equivalents on deposit in one or more bank accounts in the ordinary course of business incurred in connection with the maintenance of such bank accounts;

(xv)         deposits made in the ordinary course of business to secure appeal bonds in connection with obtaining such bonds or liability to insurance carriers, lessors, utilities and other service providers;

(xvi)        survey exceptions, easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of Parent or any of its Restricted Subsidiaries;

(xvii)       Liens arising or granted in favor of Persons performing credit card processing services, travel charge processing services, clearinghouse services or similar services;

(xviii)      deposits in Trust Tax Accounts in favor of governmental taxing authorities arising as a matter of law to secure payment of governmental taxes imposed on airline tickets;

(xix)         Liens imposed by applicable law on the assets of Parent or any of its Restricted Subsidiaries located at an airport for the benefit of any nation or government or national or governmental authority of any nation, state, province or other political subdivision thereof, and any agency, department, regulator, Airport Authority, air navigation authority or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government in respect of the regulation of commercial aviation or the registration, airworthiness or operation of civil aircraft and having jurisdiction over Parent or such Restricted Subsidiary including, without limitation, the FAA or DOT;

(xx)          deposits in Lessor Maintenance Reserve Accounts;

(xxi)         deposits made with issuers of surety, performance or other bonds or guarantees or securing obligations in respect of letters of credit issued in the ordinary course of business not to exceed $5,000,000 in the aggregate at any one time outstanding;

(xxii)        deposits made with counterparties to secure Hedging Obligations permitted to be incurred pursuant to Section 5.07(c)(xv); and

(xxiii)       Liens incurred in the ordinary course of business of Parent or any Restricted Subsidiary of Parent with respect to Obligations that do not exceed $5,000,000 in the aggregate at any one time outstanding.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness of Parent or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, redeem, replace, defease or refund other Indebtedness of Parent or any of its Restricted Subsidiaries; provided that:

(i)            the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus fees, expenses, premiums, defeasance costs and accrued interest on, the

Indebtedness so extended, refinanced, renewed, redeemed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith);

(ii)           such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, redeemed, replaced, defeased or refunded;

(iii)          if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Loans, or constitutes Disqualified Interests, then the Permitted Refinancing Indebtedness shall have a final maturity date later than the Final Maturity Date of, and be subordinated in right of payment to, the Loans on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, redeemed, replaced, defeased or refunded; and

(iv)          such Indebtedness is incurred by a Borrower, a Guarantor or the Restricted Subsidiary of Parent who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Permitted Third Lien Refinancing Indebtedness” shall mean any Indebtedness of Parent or any of its Restricted Subsidiaries or Equity Interests of Parent issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, redeem, replace, defease or refund Indebtedness under this Agreement, the Exchange Note Indenture or any other Permitted Third Lien Refinancing Indebtedness (other than, in either case, the Exchange Notes); provided that:

(i)            the principal amount (or accreted value, if applicable) of such Permitted Third Lien Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus fees, expenses, premiums, defeasance costs and accrued interest on, the Indebtedness so extended, refinanced, renewed, redeemed, replaced, defeased or refunded (plus the amount of reasonable fees and expenses incurred in connection therewith);

(ii)           the maturity date of such Permitted Third Lien Refinancing Indebtedness is at least six months after the Final Maturity Date and there are no scheduled amortization, mandatory redemption, sinking fund or similar payments with respect to such Permitted Third Lien Refinancing Indebtedness before such date (other than principal payments upon a change of control, with net cash proceeds of assets sales or with net cash proceeds of the ATA Assets not applied to the prepayment of Loans or repurchase of Exchange Notes in an ATA Excess Distribution Offer, in each case, subject to the terms of, and on terms not less favorable to Parent and its Restricted Subsidiaries than the comparable provisions of, this Agreement);

(iii)          the yield to maturity and mandatory cash-pay portion of the interest rate of such Permitted Third Lien Refinancing Indebtedness (excluding any yield attributable to Equity Interests issued in connection with such Permitted Third Lien Refinancing Indebtedness (other than dividends or distributions on any such Equity Interests required in accordance with the terms thereof)) are not greater than 26.5% per annum and 15.01% per annum, respectively;

(iv)          such Permitted Third Lien Refinancing Indebtedness is incurred either by a Borrower or a Guarantor who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(v)           the covenants of such Permitted Third Lien Refinancing Indebtedness taken as a whole are not materially less favorable to Parent and its Restricted Subsidiaries than the covenants contained in this Agreement; and

(vi)          no Lien securing such Permitted Third Lien Refinancing Indebtedness shall attach to an asset that does not constitute Collateral and all Liens securing such Permitted Third Lien Refinancing Indebtedness shall rank junior in priority, pursuant to the Intercreditor Agreement or otherwise, to the Liens securing the Loan Obligations.

“Person” shall mean any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“PIK Portion” shall mean a portion of the per annum rate of interest applicable to each Loan pursuant to Section 2.06(a) equal to 6.00%.

“Platform” shall have the meaning assigned to such term in Section 9.01(d).

“Premises” shall have the meaning assigned to such term in Section 5.19.

“Prepayment Premium” shall mean, as of any date of determination with respect to a given amount of Loans, the Make-Whole Amount or the prepayment premium, in each case that would be payable pursuant to Section 2.09(a) in the event of an optional prepayment of such Loans by the Borrowers on such date.

“Proceedings” shall have the meaning assigned to such term in Section 3.07(a).

“Qualified Equity Interest” shall mean an Equity Interest that is not a Disqualified Interest.

“Register” shall have the meaning assigned to such term in Section 9.04(c).

“Registration Rights Agreement” shall mean a Registration Rights Agreement, in form and substance similar to the Senior Notes Registration Rights Agreement (as in effect on the date hereof) or otherwise reasonably satisfactory to Parent and the Administrative Agent (with the consent of the Required Lenders), entered into in connection with the issuance of the Exchange Notes in accordance with this Agreement, as amended, waived, supplemented or otherwise modified from time to time.

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation S-X” shall mean Regulation S-X promulgated under the Securities Act as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Person” shall mean, with respect to any Person, (a) each Affiliate of such Person and each of the officers, directors, partners, Administrative Agents, employees, affiliates, shareholders, Advisors, agents, attorneys-in-fact and Controlling Persons of each of the foregoing, and (b) if such Person is an Agent, each other Person designated, nominated or otherwise mandated by or assisting such Agent pursuant to Section 8.05 or any comparable provision of any Loan Document.

“Remaining ATA Excess Proceeds” shall have the meaning assigned to such term in Section 2.09(b).

“Required Lenders” shall mean, at any date of determination, Lenders holding Loans and unused Commitments representing more than 50% of the sum of all Loans outstanding and unused Commitments at such time, provided that Loans and unused Commitments held by any Borrower, Subsidiary or Permitted Holder shall be deemed not to be outstanding for the purpose of calculating the Required Lenders.

“Restricted Investment” shall mean an Investment other than a Permitted Investment.

“Restricted Payments” shall have the meaning assigned to such term in Section 5.05.

“Restricted Subsidiary” of a Person shall mean any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Secured Parties” shall mean, collectively, the Administrative Agent, the Collateral Agent, each other Agent and the Lenders.

“Securities Act” shall mean the Securities Act of 1933.

“Security Agreement” shall mean a Second-Lien Security Agreement substantially in the form of Exhibit G among the Loan Parties and the Collateral Agent for the benefit of the Secured Parties, as the same may be amended, modified or supplemented from time to time in accordance with the terms thereof and hereof.

“Senior Note Documents” shall mean the Senior Notes, the Senior Note Indenture, the Senior Note Guarantees (to the extent not otherwise part of the Senior Note Indenture itself), the First-Lien Security Agreement, dated as of August 13, 2009, among the Borrowers, the Guarantors and Wells Fargo Bank, National Association, as first lien collateral agent, and all other documents executed and delivered with respect to the Senior Notes or the Senior Note Indenture.

“Senior Note Guarantees” shall mean the Guarantees by the Guarantors of the Obligations of the Borrowers under the Senior Note Documents.

“Senior Note Indenture” shall mean the Indenture, dated as of August 13, 2009, as amended by the Supplemental Indenture dated as of September 28, 2009, among the Borrowers, the Guarantors and Wells Fargo Bank, National Association, as trustee, as the same may be amended, modified or supplemented from time to time.

“Senior Notes” shall mean the Borrowers’ 14% Senior Secured First Lien Notes due 2013 issued pursuant to the Senior Note Indenture and any registered notes (the “Senior Exchange Notes”) issued by the Borrowers in exchange for, and as contemplated by, such notes with substantially identical terms as such notes.

“Senior Notes Registration Rights Agreement” shall mean the Registration Rights Agreement, dated as of August 13, 2009, entered into in connection with the issuance of the Senior Notes, as amended, waived, supplemented or otherwise modified from time to time.

“Significant Subsidiary” shall mean any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02(w) of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Closing Date.

“SPV” shall mean Global Aviation Ventures SPV LLC, a Delaware limited liability company.

“Stated Maturity” shall mean, with respect to any installment of interest, premium or principal on any series of Indebtedness, the date on which such payment of interest, premium or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest, premium or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” shall mean, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

“Test Period” shall mean, at any time, the period of four consecutive fiscal quarters of Parent then last ended, taken as one accounting period.

“Third Priority Claims” shall mean Indebtedness under any Permitted Third Lien Refinancing Indebtedness and all other Obligations under the documents relating to such Permitted Third Lien Refinancing Indebtedness.

“Transactions” shall mean the execution, delivery and performance by the Loan Parties of the Loan Documents, the incurrence of the Loans hereunder and the use of proceeds thereof.

“Treasury Rate” shall mean, as of any prepayment date, the yield to maturity as of such prepayment date of U.S. Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such prepayment date (or, if such Statistical Release is no longer published, any publicly available source for similar market data)) most nearly equal to the period from the prepayment date to the second anniversary of the Closing Date; provided, however, that if the period from the prepayment date to the second anniversary of the Closing Date is less than one year, the weekly average yield on actually traded U.S. Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Tax Accounts” shall mean trust tax accounts that hold deposits relating to transportation ticket taxes and fees, including, but not limited to, federal excise tax and passenger facility charges, collected from passengers until such time as such amounts are remitted to the applicable governmental agency.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York.

“United States” and “U.S.” shall mean the United States of America.

“Unrestricted Subsidiary” shall mean, with respect to any Person:

(1)           any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2)           any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of such Person may designate any Subsidiary (other than a Borrower, but including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Equity Interests of, or owns or holds any Lien on any property of, a Borrower or any other Subsidiary of a Borrower that is not a Subsidiary of the Subsidiary to be so designated; provided that:

(1)           the Borrowers certify to the Administrative Agent that such designation complies with Section 5.05; and

(2)           each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of Parent or any of its Restricted Subsidiaries or any of their assets.

The Board of Directors of such Person may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if:

(1)           immediately after giving effect to such designation, the Borrowers are able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with Section 5.07; and

(2)           immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors of such Person shall be evidenced to the Administrative Agent by promptly filing with the Administrative Agent a copy of the resolution of the Board of Directors giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

For purposes of making the determination of whether any such designation of a Subsidiary as an Unrestricted Subsidiary complies with Section 5.05, the portion of the Fair Market Value of the net assets of such Subsidiary at the time that such Subsidiary is designated as an Unrestricted Subsidiary that is represented by the interest of Parent and its Restricted Subsidiaries in such Subsidiary shall be deemed to be an Investment.

“Voting Stock” of any Person as of any date shall mean the Equity Interests of such Person that are at the time entitled to vote in the election of the Board of Directors of such Person.

“WAI” shall have the meaning assigned to such term in the preamble hereto.

“Warrants” shall mean penny warrants for the purchase of 3.0% in the aggregate of the fully diluted Equity Interests in Parent.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Domestic Restricted Subsidiary” of any Person shall mean a Domestic Restricted Subsidiary of such Person all of the outstanding Equity Interests or other ownership interests of which (other than directors’ qualifying shares and other nominal amounts required to be held by local nationals under applicable law) shall at the time be owned by such Person or by one or more Wholly-Owned Domestic Restricted Subsidiaries of such Person.

“Wholly-Owned Restricted Subsidiary” of any Person shall mean a Restricted Subsidiary of such Person all of the outstanding Equity Interests or other ownership interests of which (other than directors’ qualifying shares and other nominal amounts required to be held by local nationals under applicable law) shall at the time be owned by such Person or by one or more Wholly-Owned Restricted Subsidiaries of such Person.

Section 1.02         Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The phrase “Material Adverse Effect” shall be deemed to be followed by the phrase “individually or in the aggregate.”  The words “asset” and “property” shall be construed to have the same meaning and effect.  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (a) any definition of or reference to any Loan Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in any Loan Document), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, unless otherwise indicated and (e) any reference to any law or regulation shall (i) include all statutory and regulatory provisions consolidating, amending, replacing or interpreting or supplementing such law or regulation, and (ii) unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.  This Section 1.02 shall apply, mutatis mutandis, to all Loan Documents.

Section 1.03         Rounding.  Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number.

ARTICLE II
THE CREDITS

Section 2.01         Commitments.  Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make a Loan to the Borrowers (such Loan to be the joint and several obligation of the Borrowers) on the Closing Date in the principal amount equal to its Commitment.  Amounts paid or prepaid in respect of Loans may not be reborrowed.  Notwithstanding anything to the contrary contained herein, the funded portion of each Loan to be made on the Closing Date (i.e., the amount advanced to the Borrowers on the Closing Date) shall be equal to 89.655% of the principal amount of such Loan (it being agreed that the full principal amount of each such Loan will be deemed outstanding on the Closing Date and the Borrowers shall be obligated to repay 100% of the principal amount of each such Loan as provided hereunder).

Section 2.02         Loans.  (a)  Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their Commitments; provided that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender).

(b)           Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account as the Administrative Agent may designate from time to time not later than 11:00 a.m., New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account as directed by the Borrowers in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders within two Business Days.

(c)           Unless the Administrative Agent shall have received written notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with Section 2.02(b), and the Administrative Agent may, in reliance upon such assumption, make available to the Borrowers on such date a corresponding amount.  If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and the Borrowers severally agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrowers until the date such amount is repaid to the Administrative Agent at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules or practices on interbank compensation, and (ii) in the case of the Borrowers, the interest rate applicable at the time to the Loans.  If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement, and the Borrowers’ obligation to repay the Administrative Agent such corresponding amount pursuant to this Section 2.02(c) shall cease.

Section 2.03         Borrowing Procedure.  To request the incurrence of the Loans hereunder on the Closing Date, the Borrowers shall deliver, by hand delivery or telecopy (or transmit by other electronic transmission), a duly completed and executed Borrowing Request to the Administrative Agent not later than 10:00 a.m., New York City time, on the Closing Date.  Each Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(a)           the aggregate amount of such Borrowing;

(b)           the date of such Borrowing, which shall be a Business Day;

(c)           the location and number of a Borrower’s account (or such other account as the Borrowers may direct) to which funds are to be disbursed; and

(d)           that the conditions set forth in Section 4.01 are satisfied as of the date of the notice.

Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04         Evidence of Debt; Repayment of Loans.  (a)  The Borrowers jointly and severally hereby unconditionally promise to pay to the Administrative Agent for the account of each Lender, the principal amount of each Loan of such Lender as provided in Section 2.08.

(b)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)           The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder, and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)           The entries made in the accounts maintained pursuant to Sections 2.04(b) and (c) shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrowers and the other Loan Parties to pay, and perform, the Loan Obligations in accordance with the Loan Documents.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such entries, the accounts and records of the Lender shall control in the absence of manifest error.

(e)           Any Lender by written notice to the Borrowers (with a copy to the Administrative Agent) may request that Loans made by it be evidenced by a promissory note.  In such event, the Borrowers shall promptly prepare, execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns in the form of Exhibit F.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein and its registered assigns.

Section 2.05         Fees.

(a)           Administrative Agent Fees.  The Borrowers jointly and severally agree to pay to the Administrative Agent, for its own account, the administrative fees and expenses and such other fees and expenses payable in the amounts and at the times separately agreed upon between the Borrowers and the Administrative Agent (the “Administrative Agent Fees”).

(b)           Lender Fees.  The Borrowers jointly and severally agree to pay the Lenders, for their own accounts, fees payable in the amounts and at the times separately agreed upon between the Borrowers and the applicable Lenders.

(c)           Payment of Fees.  All Fees and expenses shall be paid on the dates due, in immediately available funds in Dollars, to the Administrative Agent and, to the extent applicable, for distribution to the Lenders.  Once paid, none of the Fees shall be refundable under any circumstances.

Section 2.06         Interest on Loans.  (a)  Subject to the provisions of Section 2.06(b), the Loans shall bear interest at a rate per annum equal to 18.00%.

(b)           Notwithstanding the foregoing, overdue principal, interest and other Loan Obligations shall bear interest, after as well as before judgment, at a per annum rate equal to 2.0% plus the rate otherwise applicable to such Loan as provided in Section 2.06(a) (the “Default Rate”).

(c)           Accrued interest on each Loan shall be payable in cash in arrears on each Interest Payment Date; provided that (i) accrued interest on the Loans attributable to the PIK Portion shall be paid in kind by capitalizing such interest and adding it to the aggregate principal amount of the Loans of each Lender on a pro rata basis, on the Interest Payment Date, (ii) interest accrued pursuant to Section 2.06(b) (including interest on past due interest) and all interest accrued but unpaid on or after the Final Maturity Date shall be payable on demand and (iii) in the event of any repayment or prepayment of any Loan (including, without limitation, any repayment or prepayment pursuant to Section 2.09), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.  Any interest capitalized in accordance with subsection (i) of the foregoing proviso shall thereafter bear interest as a Loan in accordance with this Section 2.06.

(d)           All interest hereunder shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day); provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any Insolvency Proceeding.

Section 2.07         Termination and Reduction of Commitments.  The Commitments shall automatically terminate at 5:00 p.m., New York City time, on the Closing Date.

Section 2.08         Maturity.  To the extent not previously irrevocably paid in full in cash, all Loans shall be due and payable (and the Borrowers jointly and severally agree to pay all Loan Obligations in full) on the Final Maturity Date.

Section 2.09         Optional Prepayments of Loans.

(a)           Optional Prepayments.  The Borrowers shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, subject to the requirements of this Section 2.09 and without premium except as set forth in this Section 2.09. All voluntary prepayments of Loans pursuant to this Section 2.09(a) (i) on or prior to the second anniversary of the Closing Date shall be accompanied by a prepayment premium equal to the Make-Whole Amount, (ii) after the second anniversary of the Closing Date and on or prior to the third anniversary of the Closing Date shall be accompanied by a prepayment premium equal to 6.00% of the aggregate principal amount of such prepayments, and (iii) after the third anniversary of the Closing Date and on or prior to the fourth anniversary of the Closing Date shall be accompanied by a prepayment premium equal to 4.00% of the aggregate principal amount of such prepayments.  Each partial prepayment shall be in an amount that is an integral multiple of $250,000 and not less than $500,000 (or such other integral or minimum amount as may be approved by the Administrative Agent).

(b)           ATA Distributions.  To the extent that any ATA Excess Proceeds remain (without giving effect to the last sentence of Section 4.24(b) of the Indenture) after the consummation of an ATA Distribution Offer (the “Remaining ATA Excess Proceeds”), the Borrowers shall make an offer to all Lenders and all Exchange Note Holders to repay with all such Remaining ATA Excess Proceeds (an “ATA Excess Distribution Offer”) the maximum principal amount of Loans and Exchange Notes that may be repaid out of such remaining ATA Excess Proceeds, at a repayment price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of repayment, not more than 10 Business Days following the completion of the corresponding ATA Distribution Offer.  To the extent that any Remaining ATA Excess Proceeds remain after consummation of an ATA Excess Distribution Offer, Borrowers may use such Remaining ATA Excess Proceeds for any purpose not otherwise prohibited hereunder and the amount of Remaining ATA Excess Proceeds shall be reset at zero.  If the aggregate principal amount of Loans and Exchange Notes tendered into such ATA Excess Distribution Offer exceeds the amount of available Remaining ATA Excess Proceeds, the Borrowers shall repay the Loans and Exchange Notes on a pro rata basis.  Notwithstanding, the foregoing, the Borrowers shall not be required to make an ATA Excess Distribution Offer unless the aggregate Remaining ATA Excess Proceeds with respect to an applicable ATA Distribution Offer shall exceed $1,300,000.

(c)           Change of Control and IPO Optional Prepayments.  In the event that (i) a Change of Control Transaction or (ii) an IPO occurs, in each case after the first anniversary of the Closing Date and on or prior to the second anniversary of the Closing Date, the Borrowers shall have the right, on the date of consummation of such Change of Control Transaction or, in the case of an IPO, at any time and from time to time after the consummation of such IPO and on or prior to the second anniversary of the Closing Date to prepay any Borrowing, in whole or in part, subject to the requirements of this Section 2.09 and without premium except as set forth in this Section 2.09(c). All voluntary prepayments of Loans pursuant to this Section 2.09(c) shall be accompanied by a prepayment premium equal to 18.00% of the aggregate principal amount of such prepayments.  Each partial prepayment shall be in an amount that is an integral multiple of $250,000 and not less than $500,000 (or such other integral or minimum amount as may be approved by the Administrative Agent).

(d)           Notice of Prepayment.  The Borrowers shall notify the Administrative Agent by written notice of any prepayment hereunder not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment.  Except as otherwise provided below in this Section 2.09(d), each such notice shall be irrevocable.  Each such notice shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid.  Notwithstanding anything to the contrary contained in this Agreement, the Borrowers may rescind any notice of prepayment under this Section 2.09(d) if such prepayment would have resulted from a refinancing of all or any portion of the Loans, which refinancing shall not be consummated or shall otherwise be delayed.  Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Such notice to the Lenders may be by electronic communication.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing and otherwise in accordance with this Section 2.09.  All prepayments pursuant to this Section 2.09 shall be accompanied by payment in cash of accrued but unpaid interest (including interest attributable to the PIK Portion) on the principal amount of Loans so prepaid.

Section 2.10         Payments Generally; Pro Rata Treatment; Sharing of Setoffs.  (a)  The Borrowers shall jointly and severally make each payment (whether of principal, interest or fees, or of amounts payable under Section 2.11 or 2.12 or otherwise) required to be made by them hereunder or under any other Loan Document on or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 1:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff, deduction or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices at 625 Marquette Ave., Mac N9311-100, Minneapolis, MN 55479 Attn:  David Bergstrom, except that payments pursuant to Sections 2.11, 2.12 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment under any Loan Document shall be due on a day that is not a Business Day, unless specified otherwise, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments under each Loan Document shall be made in Dollars.

(b)           If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)           If any Lender shall, by exercising any right of setoff or counterclaim (including pursuant to Section 9.08) or otherwise (including by exercise of its rights under the Collateral Agreements), obtain payment in respect of any principal of or interest on any of its

Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender (other than as a result of an election by such Lender pursuant to Section 2.09(b)), then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 2.10(c) shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to Parent or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 2.10(c) shall apply).  Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.  If under applicable Insolvency Law any Secured Party receives a secured claim in lieu of a setoff or counterclaim to which this Section 2.10(c) applies, such Secured Party shall to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights to which the Secured Party is entitled under this Section 2.10(c) to share in the benefits of the recovery of such secured claim.

(d)           Unless the Administrative Agent shall have received written notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrowers have not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules or practices on interbank compensation.

(e)           If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.02(b), 2.10(d) or 9.03(e), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.11         Taxes.  (a)  All payments made by the Loan Parties under this Agreement and the other Loan Documents shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender by the jurisdiction under the laws of which such recipient is organized or in which its applicable lending office is located.  If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest and any such other amounts payable hereunder at the rates and in the amounts specified in this Agreement, provided, however, that no Loan Party shall be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of clause (d) of this Section 2.11 or (ii) (other than in the case of a Lender that becomes a Lender pursuant to Section 2.13(b)) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement (or at the time such Lender changes its applicable lending office), except to the extent that, in the case of an assignment, such Lender’s assignor was entitled, at the time of assignment, and, in the case of a change in lending office, such Lender was entitled, prior to the time of such change, to receive additional amounts from the Borrowers with respect to such Non-Excluded Taxes pursuant to this paragraph.

(b)           In addition, without limiting the provisions of Section 2.11(a), the Borrowers shall jointly and severally pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrowers, (i) the Borrowers shall notify the Administrative Agent of any requirement to withhold, deduct or pay such Non-Excluded Taxes or Other Taxes as soon as the Borrowers become aware of it; (ii) the Borrowers shall pay any such Non-Excluded Taxes or Other Taxes before the date on which penalties attach thereto, such payment to be made, in the case of a liability to pay imposed on a Loan Party, for its own account or, in the case of a liability to pay imposed on the Administrative Agent or such Lender, as the case may be, on behalf of and in the name of the Administrative Agent or such Lender, as the case may be; and (iii) the Borrowers shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by the Borrowers from the relevant Governmental Authority showing payment thereof as promptly as possible after such payment.  If the Borrowers fail to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fail to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrowers shall jointly and severally indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.

(d)           Each Foreign Lender shall deliver to the Borrowers and the Administrative Agent two copies of either U.S. Internal Revenue Service Form W-8BEN (or successor form) or Form W-8ECI (or successor form), or, in the case of a Foreign Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a “Non-Bank Certificate” in the form of Exhibit H and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Foreign Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrowers under this Agreement and the other Loan Documents.  Such forms shall be delivered by each Foreign Lender on or before the date it becomes entitled to a payment under this Agreement.  In addition, each Foreign Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Foreign Lender.  Each Foreign Lender shall promptly notify the Borrowers at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrowers.  Notwithstanding any other provision of this paragraph, a Foreign Lender shall not be required to deliver any form pursuant to this paragraph that such Foreign Lender is not legally able to deliver.

(e)           If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section 2.11, it shall pay over such refund to the Borrowers (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section 2.11 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund and only so long as no Default or Event of Default then exists), net of all out-of-pocket expenses (including any Taxes imposed with respect to such refund) of the Administrative Agent or such Lender, as determined by the Administrative Agent or such Lender, as applicable, in its sole discretion, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrowers, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrowers or any other Person.

(f)            Each Loan Party shall indemnify the Administrative Agent and each Lender within ten days after written demand therefor, for the full amount of any Non-Excluded Taxes (except for Non-Excluded Taxes to the extent covered by the proviso set forth in Section 2.11(a)) or Other Taxes (and, in each case, any interest, additions to tax or penalties applicable thereto) paid by the Administrative Agent or such Lender, as applicable, arising from or relating to this Agreement, any other Loan Document or any payment hereunder or thereunder (including Non-Excluded Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.11) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes or Other Taxes (or interest, additions to tax or penalties applicable thereto) were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to such Loan Party by a Lender or by the Administrative Agent shall be conclusive absent manifest error.

(g)           The agreements in this Section 2.11 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 2.12         Capital Requirements.  (a)  If any Lender determines (in good faith, but in its sole absolute discretion) that any Change in Law regarding Capital Requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers jointly and severally will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company, for any such reduction suffered.

(b)           A certificate as to any additional amounts payable pursuant to this Section 2.12 submitted by any Lender to the Borrowers (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error.  Notwithstanding anything to the contrary in this Section 2.12, the Borrowers shall not be required to compensate a Lender pursuant to this Section 2.12 for any amounts incurred more than six months prior to the date that such Lender notifies the Borrowers of such Lender’s intention to claim compensation therefor; and provided that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.  The obligations of the Borrowers pursuant to this Section 2.12 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 2.13         Mitigation Obligations; Replacement of Lenders.

(a)           Mitigation of Obligations.  If any Lender requests compensation under Section 2.12, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.11, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce materially amounts payable pursuant to Section 2.11 or Section 2.12, as the case may be, in the future, (ii) would not subject such Lender to any unreimbursed cost or expense, (iii) would not require such Lender to take any action inconsistent with its internal policies or legal or regulatory restrictions, and (iv) would not otherwise be disadvantageous to such Lender.  The Borrowers shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.  A certificate setting forth such costs and expenses submitted by such Lender to the Administrative Agent shall be conclusive absent manifest error.

(b)           Replacement of Lenders.  In the event (i) any Lender delivers a certificate requesting compensation pursuant to Section 2.12, (ii) the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 2.11, (iii) any Lender fails to consent to any amendment, waiver or other modification of any Loan Document requested by the Borrowers that requires the consent of

100% of the Lenders or 100% of all affected Lenders and, which, in each case, has been consented to by the Required Lenders or a majority in interest of the affected Lenders, as the case may be, or (iv) any Lender defaults in its obligations to make Loans or other extensions of credit hereunder, the Borrowers may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 9.04(b)), upon notice to such Lender and the Administrative Agent, require such Lender to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights and obligations under this Agreement to an assignee which shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) such assignment shall not conflict with any applicable law, (y) the Borrowers shall have received the prior written acknowledgment of the Administrative Agent, which acknowledgment shall not unreasonably be withheld or delayed, and (z) the Borrowers or such assignee shall have paid to the affected Lender in immediately available funds an amount equal to the sum of the principal of and interest and any prepayment premium or penalty (if any) accrued to the date of such payment on the outstanding Loans of such Lender affected by such assignment plus all Fees and other amounts owing to or accrued for the account of such Lender hereunder.  Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section 2.13(b).

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Administrative Agent, the Collateral Agent and each of the Lenders that as of the Closing Date:

Section 3.01         No Material Misstatements.  No information, report, certificate, Borrowing Request, exhibit or schedule furnished by or on behalf of any Company to the Administrative Agent or any Lender in connection with any Loan Document or included therein or delivered pursuant thereto, taken as a whole, contained any untrue statement of a material fact, or omitted to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 3.02         Subsidiaries.  As of the Closing Date, each corporation, partnership, or other entity in which Parent, directly or indirectly through any of its Subsidiaries, owns more than fifty percent (50%) of any class of Equity Interests is listed on Schedule 3.02 and Schedule 3.02 correctly sets forth as of the Closing Date the jurisdiction of organization of, and the issued and outstanding Equity Interests, and the owner of such Equity Interests, of each Subsidiary of Parent.  Each Subsidiary of Parent that is a Foreign Subsidiary has an asterisk (“*”) next to its name on such schedule.  As of the Closing Date, there are no Unrestricted Subsidiaries.

Section 3.03         Corporate Existence.  Each Company (i) has been duly organized or formed, as the case may be, is validly existing and is in good standing under the laws of its jurisdiction of organization, (ii) has all requisite power and authority to carry on its business as now conducted and to own, lease and operate its properties and assets, and (iii) is duly qualified or licensed to do business and is in good standing as a foreign corporation, partnership or other entity as the case may be, authorized to do business in each jurisdiction in which the nature of such businesses or the ownership or leasing of such properties requires such qualification, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on (x) the properties, business, operations, earnings, assets, liabilities or condition (financial or otherwise) of Parent and its Restricted Subsidiaries, taken as a whole, and (y) the enforceability of the Collateral Agreements or the attachment, perfection or priority of any of the Liens or security interests intended to be created thereby (each, a “Material Adverse Effect”).

Section 3.04         Equity Interests.  (a)  All of the issued and outstanding shares of capital stock of Parent have been duly authorized and validly issued, are fully paid and nonassessable, and were not issued in violation of, and are not subject to, any preemptive or similar rights.

(b)           Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all of the outstanding shares of capital stock and other Equity Interests of each of Parent’s Subsidiaries are owned, directly or indirectly, by Parent, free and clear of all Liens, other than Permitted Liens and those imposed by the Securities Act and the securities or “Blue Sky” laws of certain domestic or foreign jurisdictions and the Loan Documents.

(c)           Except as disclosed in Schedule 3.04, there are no outstanding (A) options, warrants or other rights to purchase or subscribe for any Equity Interests of, or any securities convertible into or exchangeable for, or (B) agreements, contracts, arrangements or other obligations of any Company to issue or (C) other rights to convert any obligation into or exchange any securities for, in the case of each of clauses (A) through (C) shares of capital stock of or other ownership or Equity Interests in any Company.

Section 3.05         Authorization; Enforceability.  (a)  Each Loan Party has all the requisite corporate power or other power and authority, to execute, deliver and perform its respective obligations under the Loan Documents to which it is a party and to consummate the transactions contemplated thereby.

(b)           The Loan Documents have been duly and validly authorized, executed and delivered by each of the Loan Parties party thereto.  Each of the Loan Documents, when executed and delivered by the Loan Parties party thereto, will constitute a legal, valid and binding obligation of each such Loan Party, enforceable against such Loan Party in accordance with its terms, except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (whether applied by a court of law or equity) and the discretion of the court before which any proceeding therefor may be brought.

Section 3.06         No Conflicts; No Default.  (a)  No Company is in violation of its Organizational Documents.  No Company is (i) in violation of any Federal, state, local or foreign statute, law (including, without limitation, common law) or ordinance, or any judgment, decree, rule, regulation or order of any Governmental Authority applicable to any of them or any of their respective properties or (ii) in breach of or default under any bond, debenture, note or other evidence of indebtedness, indenture, mortgage, deed of trust, lease or any other agreement or instrument to which any of them is a party or by which any of them or their respective properties is bound (collectively, “Applicable Agreements”), except, in the case of each of preceding clauses (i) and (ii), for such violations, breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)           Neither the execution, delivery or performance by any Loan Party of the Loan Documents to which it is a party nor the consummation of any transactions contemplated therein will conflict with, violate, constitute a breach of or a default (with the passage of time or otherwise) under, require the consent of any Person (other than consents already obtained and in full force and effect) under, or result in the imposition of (or the obligation to create) a Lien on any assets of any Company (except for Liens pursuant to the Collateral Agreements and the Senior Note Documents) under or pursuant to the Organizational Documents of such Loan Party, any Federal, state, local or foreign statute, law (including, without limitation, common law) or ordinance, or any judgment, decree, rule, regulation or order of any Governmental Authority applicable to such Loan Party or any of its properties or any Applicable Agreement, except for such conflicts, violations, breaches, defaults, lack of any consents or imposition of Liens that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Entry by the Loan Parties into and performance by the Loan Parties of the Loan Documents will not result in a default under any Senior Note Document.

(c)           No consent, approval, authorization or order of any Governmental Authority or third party is required for the incurrence of the Loans by the Borrowers or the consummation by the Loan Parties of the other Transactions.  No injunction or order has been issued that would prevent or suspend the effectiveness of the Loan Documents in any jurisdiction.

(d)           No Default or Event of Default exists.

Section 3.07         Litigation; Compliance with Legal Requirements.  (a)  There is no action, claim, suit, demand, hearing, notice of violation or deficiency, or proceeding, domestic or foreign (collectively, “Proceedings”), pending or, to the knowledge of any Company, threatened, that either (i) seeks to restrain, enjoin, prevent the consummation of, or otherwise challenge any of the Loan Documents or any of the transactions contemplated therein, or (ii) would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, except in the case of preceding clauses (i) and (ii), as set forth on Schedule 3.07(a).

(b)           Each Company possesses all licenses, permits, certificates, consents, orders, approvals and other authorizations from, and has made all declarations and filings with, all Governmental Authorities, presently required or necessary to own or lease, as the case may be, and to operate their respective properties and to carry on their respective businesses as now or proposed to be conducted (“Permits”), except where the failure to obtain such Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and no Company has received any notice of any proceeding relating to revocation or modification of any such Permit, except where such revocation or modification would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or as set forth on Schedule 3.07(b).

Section 3.08         Properties.  Each Company has good and marketable title to all real property owned by it and good title to all personal property owned by it and good and valid title to all leasehold estates in real property and personal property being leased by it and all such property (real and personal) and interests are free and clear of all Liens, except (i) Permitted Liens, (ii) such as do not materially interfere with the use made and proposed to be made of such property by any Company or (iii) such as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.09         Taxes.  All Tax returns required to be filed by the Companies have been filed and all such returns are true, complete, and correct in all material respects.  All material Taxes that are due from the Companies have been paid other than those (i) currently payable without penalty or interest or (ii) being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.  To the knowledge of each Company, there are no actual or proposed Tax assessments against the Companies that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The accruals and reserves on the books and records of the Companies in respect of any material Tax liability for any period not finally determined are adequate to meet any assessments of Tax for any such period.  For purposes of this Agreement, the term “Tax” and “Taxes” shall mean all Federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto.

Section 3.10         Intellectual Property.  Each Company owns, or is licensed under, and has the right to use, all patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks and trade names (collectively, “Intellectual Property”) necessary for the conduct of its businesses as now conducted and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  To the knowledge of each Company, no claims or notices of any potential claim have been asserted by any person challenging the use of any such Intellectual Property by any Company or questioning the validity or effectiveness of the Intellectual Property or any license or agreement related thereto (other than any claims that, if successful, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect).  To the knowledge of each Company, the use of such Intellectual Property by any Company will not infringe on the Intellectual Property rights of any other person, except for such use that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.11         Financial Statements; Absence of Material Adverse Change.  (a)  The Companies maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) material transactions are executed in accordance with management’s general or specific authorization, (ii) material transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any material differences.  Except as described in Schedule 3.11(a), since the end of Parent’s and its Subsidiaries’ most recent audited fiscal year, there has been (1) no material weakness in the Companies’ internal control over financial reporting (whether or not remediated) and (2) no change in the Companies’ internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Companies’ internal control over financial reporting.

(b)           Except as set forth on Schedule 3.11(b), the audited consolidated financial statements and related notes of Parent and its Subsidiaries for the fiscal years ended December 31, 2007 and December 31, 2008 and the unaudited consolidated financial statements and related notes of Parent and its Subsidiaries for the fiscal quarter ended June 30, 2009 present fairly in all material respects the financial position, results of operations and cash flows of Parent and its Subsidiaries, as of the respective dates and for the respective periods to which they apply and have been prepared in accordance with GAAP (subject, in the case of the unaudited financial statements, to normal year-end audit adjustments and the absence of footnotes) and the requirements of Regulation S-X.  The financial projections provided to the Lenders prior to the Closing Date have been prepared in good faith based upon assumptions believed by Parent to be reasonable when made.

(c)           Except as set forth on Schedule 3.11(c), since June 30, 2009, there has not been any material adverse change in the properties, business, operations, earnings, assets, liabilities or condition (financial or otherwise) of the Companies taken as a whole.

Section 3.12         Solvency.  On the Closing Date, after giving pro forma effect to the incurrence of the Loans and the other Transactions, the Loan Parties, on a consolidated basis, (i) will be solvent, (ii) will have sufficient capital for carrying on their business and (iii) will be able to pay their debts as they mature.  As used in this paragraph, the term “solvent” means, with respect to a particular date, that on such date (w) the present fair market value (or present fair saleable value) of the assets of the Loan Parties, on a consolidated basis, are not less than the total amount required to pay the liabilities of the Loan Parties, on a consolidated basis, on their total existing debts and liabilities (including contingent liabilities) as they become absolute and matured; (x) the Loan Parties, on a consolidated basis, are able to pay their debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business; (y) assuming consummation of the incurrence of the Loans and the other Transactions, the Loan Parties, on a consolidated basis, are not incurring debts or liabilities beyond their ability to pay as such debts and liabilities mature; and (z) the Loan Parties, on a consolidated basis, are not engaged in any business or transaction, and do not propose to engage in any business or transaction, for which their property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which any Loan Party is engaged.

Section 3.13         ERISA.  Except as would not reasonably be expected to have a Material Adverse Effect, each Company and each ERISA Affiliate has fulfilled its obligations, if any, under the minimum funding standards of Section 302 of ERISA with respect to each “pension plan” (as defined in Section 3(2) of ERISA), subject to Section 302 of ERISA which any Company or any ERISA Affiliate sponsors or maintains, or with respect to which it has (or within the last three years had) any obligation to make contributions, and each such plan is in compliance in all material respects with the presently applicable provisions of ERISA and the Code.  No Company, nor to the knowledge of any Company, any ERISA Affiliate has incurred any unpaid liability to the Pension Benefit Guaranty Corporation (other than for the payment of premiums in the ordinary course) or to any such plan under Title IV of ERISA, except for such instances of liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.14         Labor Matters.  Except as set forth on Schedule 3.14 or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no labor problem or dispute with the employees of any Company exists or to the knowledge of any Company, is threatened or imminent, and no Company is aware of any existing, threatened or imminent, labor disturbance by the employees of any of its principal suppliers, contractors or customers.  To each Company’s knowledge, there is no employment-related charge, complaint, grievance, investigation, unfair labor practice claim, or inquiry of any kind, pending against any Company that could, individually or in the aggregate, reasonably be expected have a Material Adverse Effect, and each Company does not know of any valid basis for such a charge, complaint, grievance, investigation, unfair labor practice claim, or inquiry.

Section 3.15         Federal Reserve Regulations.  (a)  No Company is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing, buying or carrying margin stock (within the meaning of Regulation U).

(b)           No part of the proceeds of the Loans will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, U or X.  The pledge of the Collateral pursuant to the Collateral Agreements does not violate such regulations.

Section 3.16         Investment Company Act, etc.  No Company is (i) an open-end investment company, unit investment trust or face-amount certificate company that is or is required to be registered under Section 8 of the United States Investment Company Act of 1940, as amended, or (ii) subject to regulation under any applicable law (other than Regulation X) that limits its ability to incur, create, assume or permit to exist Indebtedness or grant any contingent obligation in respect of Indebtedness.

Section 3.17         Environmental Matters. Except as set forth on Schedule 3.17, each Company (i) is in compliance with any and all Environmental Laws, (ii) has received and is in compliance with all permits, licenses or other approvals required of it under applicable Environmental Laws to conduct its respective businesses and (iii) has not received notice of any actual or potential liability for the investigation or remediation of any disposal or release of Hazardous Materials, in each case except where such non-compliance with Environmental Laws, failure to receive and comply with required permits, licenses or other approvals, or liability would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, whether or not arising from transactions in the ordinary course of business.  No Company has been named as a “potentially responsible party” under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

Section 3.18         Collateral.  (a)  The Security Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof enforceable against the Loan

Parties in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).  In the case of the Pledged Equity (as defined in the Security Agreement), when stock certificates representing such Pledged Equity are delivered to the Collateral Agent, and in the case of the other Collateral described in the Security Agreement, when financing statements and other filings specified on Schedule 3.18(a) in appropriate form are filed in the offices specified on Schedule 3.18(a), the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for their respective Loan Obligations to the extent a Lien on such Collateral can be perfected by the filing of a financing statement, by filings to be made in respect of Intellectual Property in the United States Patent and Trademark Office and the United States Copyright Office or, in the case of the Pledged Equity, by possession or control, in each case prior and superior in right to any other Person (except Permitted Liens).

(b)           Schedule 3.18(b) sets forth as of the Closing Date each aircraft leased and each aircraft owned by any Company.

(c)           No Loan Party owns in fee any real property located in the United States.

Section 3.19         Certificates.  Each certificate signed by any Officer of any Company and delivered to any Lender shall be deemed a representation and warranty by such Company (and not individually by such officer) to such Lender with respect to the matters covered thereby.

Section 3.20         Insurance.  Each Company is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Companies are engaged.  No Company has been refused any insurance coverage sought or applied for, and no Company has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not reasonably be expected to have a Material Adverse Effect.  Schedule 3.20 sets forth the material insurance policies of each Company as of the Closing Date.

Section 3.21         Money Laundering Laws; Foreign Corrupt Practices Act.  (a)  (i) No Company or, to the knowledge of any Company, no director, officer, agent, employee or Affiliate of any Company, is aware or has taken any action, directly or indirectly, that would result in a violation by any such Persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; (ii) each Company and, to the knowledge of each Company, its Affiliates, have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith and with any other applicable anticorruption and antibribery laws; (iii) no civil or criminal penalties have been imposed on any Company or any of its Affiliates with respect to violations of the FCPA or any other applicable anticorruption or antibribery laws nor have any voluntary disclosures been submitted to the U.S. Government or any other Governmental Authority relating to the alleged violations by any Company or any of its Affiliates of the FCPA or any other applicable anticorruption or antibribery laws; and (iv) neither the U.S. Government nor any other Governmental Authority has notified any Company or any of its Affiliates in writing of any actual or alleged violation or breach of the FCPA or any other applicable anticorruption or antibribery law, except in the case of preceding clauses (i), (ii), (iii) and (iv) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)           (i) The operations of each Company are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”); and (ii) no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any Company with respect to the Money Laundering Laws is pending or, to the knowledge of any Company, threatened, except in the case of preceding clauses (i) and (ii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)           Except as set forth on Schedule 3.21, no Company or, to the knowledge of any Company, no director, officer, agent, employee or Affiliate of any Company, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”); and no Company will directly or indirectly use the proceeds of the Loans hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

Section 3.22         Use of Proceeds.  The Borrowers will use the proceeds of the Loans to prepay and discharge in full all Indebtedness outstanding under the Jefferies Credit Agreement and to pay the fees and expenses in connection with the Transactions.

ARTICLE IV
CONDITIONS TO LOANS

Section 4.01         Conditions to Loans.  The obligation of each Lender to make the Loans requested to be made by it on the Closing Date shall be subject to the prior or concurrent satisfaction (or waiver) of each of the conditions precedent set forth in this Section 4.01.

(a)           Loan Documents.  There shall have been delivered to the Administrative Agent a properly executed counterpart of each of the Loan Documents.

(b)           Corporate Documents.  The Administrative Agent shall have received:

(i)            a certificate of the secretary or assistant secretary of each Loan Party dated the Closing Date, certifying (A) that attached thereto is a true and complete copy of each

Organizational Document of such Loan Party certified (to the extent applicable) as of a recent date by the Secretary of State of the state of its organization, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, in the case of the Borrowers, the incurrence of the Loans hereunder and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (C) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party (together with a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate required by this clause (i)); and

(ii)           a certificate as to the good standing of each Loan Party (in so-called “long-form”, if available) as of a recent date, from such Secretary of State.

(c)           Officers’ Certificate.  The Administrative Agent shall have received a certificate, dated the Closing Date and signed by the chief executive officer and the chief financial officer of Parent, confirming compliance with the conditions precedent set forth in this Section 4.01.

(d)           Financial Statements.  The Lenders shall have received audited consolidated financial statements of Parent for each of the two fiscal years of Parent immediately preceding the Closing Date and unaudited financial statements for each fiscal quarter of Parent ended at least 45 days prior to the Closing Date and after the latest fiscal year of Parent, all prepared in accordance with GAAP.

(e)           Prepayment of Indebtedness.  After giving effect to the Transactions and the other transactions contemplated hereby, all Indebtedness under the Jefferies Credit Agreement shall have been repaid in full, all documentation representing such Indebtedness, including the Jefferies Credit Agreement and all related security agreements, shall have been terminated (other than provisions that survive such termination) and all guarantees, liens and security interests associated therewith shall have been released, or the Administrative Agent shall have received reasonably satisfactory evidence that adequate measures shall have been taken to terminate such documentation and release such guarantees, liens and security interests.

(f)            Opinions of Counsel.  The Administrative Agent shall have received, on behalf of itself, the Collateral Agent and the Lenders, a favorable written opinion of each of (x) Cravath, Swaine & Moore LLP, special New York counsel for the Parent, substantially to the effect set forth in Exhibit K-1, (y) Richards, Layton & Finger, P.A., special Delaware counsel for the Loan Parties substantially to the effect set forth in Exhibit K-2 and (z) Mark M. McMillin, Senior Vice President and the General Counsel of the Loan Parties, substantially to the effect set forth in Exhibit K-3, in each case (A) dated the Closing Date, (B) addressed to the Agents and the Lenders and (C) covering such matters relating to the Loan Documents and the Transactions as the Administrative Agent shall reasonably request.

(g)           Solvency Certificate.  The Administrative Agent shall have received a solvency certificate in the form of Exhibit J, dated the Closing Date and signed by the chief financial officer of Parent.

(h)           Consents.  (i)The Lenders shall be satisfied that all requisite Governmental Authorities, equityholders and material third parties shall have approved, authorized or consented to the Transactions, and all applicable waiting periods shall have expired without any action being taken by any applicable Governmental Authority that could reasonably be expected to restrain, prevent or otherwise impose adverse conditions on any of the Transactions.

(i)            No Proceedings.  No action shall have been taken and no applicable law shall have been enacted, adopted or issued that would, as of the Closing Date, prevent the consummation of the Transactions.  No injunction, restraining order or order of any nature by a Governmental Authority shall have been issued as of the Closing Date that would prevent or materially interfere with the consummation of the Transactions.  No Proceeding shall be pending or, to the knowledge of any Company after due inquiry, threatened other than Proceedings that would not, individually or in the aggregate, have a Material Adverse Effect.

(j)            Fees.  The Administrative Agent (for itself and on behalf of the Lenders) shall have received all Fees and other amounts due and payable on or prior to the Closing Date, including reimbursement or payment of all reasonable and invoiced out-of-pocket expenses (including the reasonable legal fees and expenses of Thompson Hine, special counsel to the Administrative Agent, and Wachtell, Lipton, Rosen & Katz, special counsel to the Lenders) required to be reimbursed or paid by the Loan Parties hereunder or under any other Loan Document.

(k)           Personal Property Requirements.  The Collateral Agent shall have received (or the collateral agent for the Senior Notes shall have received):

(i)            all certificates, agreements or instruments representing or evidencing the Pledged Equity (as defined in the Security Agreement) accompanied by instruments of transfer and stock powers undated and endorsed in blank;

(ii)           the Intercompany Note executed by and among the Companies, accompanied by an endorsement to the Intercompany Note in the form attached thereto, undated and endorsed in blank by each of the Loan Parties, as well as any notes held by SPV under the Existing Credit Agreement accompanied by an endorsement thereto, undated and endorsed in blank;

(iii)          all other certificates, agreements, including control agreements, or instruments necessary to perfect the Collateral Agent’s security interest in all Chattel Paper, all Instruments, all Deposit Accounts identified in the Security Agreement and all Investment Property of each Loan Party (as each such term is defined in, and to the extent required by, the Security Agreement);

(iv)          appropriately completed copies of UCC financing statements naming each Loan Party as a debtor and the Collateral Agent as the secured party, or other similar instruments or documents to be filed under the UCC of all jurisdictions as may be necessary or, in the reasonable opinion of the Collateral Agent and its counsel, desirable to perfect the security interests of the Collateral Agent pursuant to the Security Agreement; filings with the United States Patent and Trademark Office and United States Copyright Office and such other documents under applicable law in each jurisdiction as may be necessary or appropriate or, in the opinion of the Collateral Agent, desirable to perfect the Liens created, or purported to be created, by the Collateral Agreements;

(v)           copies, each as of a recent date, of (x) Uniform Commercial Code Requests for Information or Copies (Form UCC-11), or a similar search report delivered by a party acceptable to the Collateral Agent, dated a date reasonably near to the Closing Date, listing all effective financing statements which name any Company (under its present name and any previous names) as the debtor, together with copies of such financing statements (none of which shall evidence Liens other than Permitted Liens and Liens securing the Jefferies Credit Agreement) and (y) tax and judgment lien searches listing all effective lien notices or comparable documents that name any Company as debtor and that are filed in the state jurisdictions in which any Company is organized;

(vi)          appropriately completed copies of Form UCC-3 termination statements and other releases, if any, necessary to release all Liens (other than Permitted Liens) of any Person in any collateral described in any Security Agreement previously granted by any Person; and

(vii)         evidence reasonably acceptable to the Collateral Agent of payment or arrangements for payment by the Loan Parties of all applicable filing or recording taxes, fees, charges, costs and expenses required for the filing or recording of the Collateral Agreements.

(l)            Bank Regulatory Documentation.  At least two (2) Business Days prior to the Closing Date, the Administrative Agent and the Lenders shall have received all documentation and other information required by bank regulatory authorities under or in respect of applicable Money Laundering Laws or other applicable law related to “know-your-customer” matters, including the Executive Order.

(m)          Notice.  The Administrative Agent shall have received a Borrowing Request as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03).

(n)           No Default.  The Borrowers and each other Loan Party shall be in compliance in all material respects with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and, at the time of and immediately after giving effect to the Loans made by the Lenders to the Borrowers pursuant to Section 2.01 and the application of the proceeds thereof, no Default or Event of Default shall have occurred and be continuing on such date.

(o)           Representations and Warranties.  Each of the representations and warranties made by any Loan Party set forth in Article III and in each other Loan Document shall be true and correct in all material respects on the date that the Loans are made by the

Lenders to the Borrowers pursuant to Section 2.01 with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date); provided that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(p)           No Legal Bar.  No Order of any Governmental Authority shall purport to restrain any Lender from making any Loans to be made by it.  No injunction or other restraining Order shall have been issued, shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this Agreement or the making of Loans hereunder.

(q)           Warrants.  The Warrants shall have been issued to the Lenders or their designated Affiliates and, to the extent exercised, the common stock of Parent for which such Warrants are exercisable shall have been issued to the applicable Warrant holder.

ARTICLE V
COVENANTS

Each Loan Party warrants, covenants and agrees with the Administrative Agent, the Collateral Agent and each Lender that:

Section 5.01         Reports.

(a)  Whether or not required by the rules and regulations of the Commission, so long as any Loans are outstanding, Parent shall furnish to the Administrative Agent on behalf of the Lenders:

(i)            all quarterly and annual financial information in substantially the form that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if Parent were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of Parent and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of Parent and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Parent) and, with respect to the annual information only, a report thereon by Parent’s certified independent accountants which shall not be qualified with respect to “going concern”; and

(ii)           all information that would be required to be filed with the Commission on Form 8-K if Parent were required to file such reports, under the following items of Form 8-K:  Item 1.01 (Entry into a Material Definitive Agreement); Item 1.02 (Termination of a Material Definitive Agreement); Item 1.03 (Bankruptcy or Receivership); Item 2.01

(Completion of Acquisition or Disposition of Assets); Item 2.03 (Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant); Item 2.04 (Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement); Item 2.05 (Costs Associated with Exit or Disposal Activities); Item 2.06 (Material Impairments); Item 3.03 (Material Modification to Rights of Security Holders); Item 4.01 (Changes in Certifying Registrant’s Accountant); Item 4.02 (Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review); and Item 5.01 (Changes in Control of Registrant);

in each case within the time periods specified in the Commission’s rules and regulations (together with any extensions granted by the Commission); provided further that, prior to the time that Parent is required to file reports with the Commission (A) Parent shall deliver any annual information required pursuant to clause (i) above within 120 days after the end of the most recent fiscal year of Parent and (B) Parent shall deliver any information required pursuant to clause (ii) above within the later of seven days and the time period specified in the Commission’s rules and regulations (together with any extensions granted by the Commission).  If the Commission will accept the filings of Parent described in clauses (i) and (ii) above, Parent, at its option, need not furnish such reports to the Administrative Agent to the extent it elects to file such reports with the Commission. Delivery of such reports, information and documents to the Administrative Agent pursuant to this Section 5.01 is for informational purposes only and the Administrative Agent’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including Parent’s and its Restricted Subsidiaries’, as applicable, compliance with any covenants hereunder (as to which the Administrative Agent is entitled to rely exclusively on Officer’s Certificates).

(b)           Within forty-five (45) days after the end of each fiscal year of the Borrowers, Parent shall furnish to the Administrative Agent on behalf of the Lenders the consolidated budget for the then current fiscal year used internally by Parent.

(c)           Concurrently with delivery of any annual financial statements under Section 5.01(a)(i), Parent shall deliver to the Administrative Agent a report of the accounting firm that reported on such financial statements stating whether such accounting firm obtained knowledge during the course of its examination of such financial statements of any Default or Event of Default (which report may be limited to the extent required by such firm’s general accounting and auditing rules, policies or guidelines).

(d)           Promptly following any request therefor, Parent shall furnish to the Administrative Agent on behalf of the Lenders, such other information regarding the operations, business affairs and financial condition of Parent or any Subsidiary thereof as any Lender may from time to time reasonably request.

(e)           If requested by the Administrative Agent or any Lender, Parent shall use reasonable efforts to participate in quarterly conference calls to discuss its results of operations with the Lenders.  Within five Business Days prior to such conference calls, Parent shall use reasonable efforts to inform the Lenders of such calls.  Access to such conference calls may be password-protected so long as Parent takes reasonable steps to provide the Lenders with access to such calls.

Section 5.02         Compliance Certificate.

(a)           Concurrently with any delivery of financial statements under Section 5.01(a)(i) above, the Borrowers shall deliver to the Administrative Agent a Compliance Certificate (x) certifying that no Default or Event of Default has occurred or, if such a Default or an Event of Default has occurred, specifying in reasonable detail the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (y) setting forth computations demonstrating compliance with the covenant contained in Section 5.15;

(b)           So long as any of the Loans are outstanding, the Borrowers shall deliver to the Administrative Agent, as promptly as practicable (and in any event, not later than five (5) Business Days) upon any Officer becoming aware of (i) any Default or Event of Default hereunder or (ii) any “Default” or “Event of Default” under the Senior Notes Documents, an Officer’s Certificate specifying such Default or Event of Default (or “Default” or “Event of Default” under the Senior Notes Documents) and what action the Borrowers are taking or propose to take with respect thereto.

Section 5.03         Taxes.  Parent shall pay, and shall cause each of its Restricted Subsidiaries to pay, prior to delinquency, all material taxes, assessments and governmental levies except such as are contested in good faith and by appropriate negotiations or proceedings or where the failure to effect such payment is not adverse in any material respect to the Lenders.

Section 5.04         Stay, Extension and Usury Laws.  Each of the Borrowers and the Guarantors covenants (to the extent permitted by applicable law) that they shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Agreement; and each of the Borrowers and the Guarantors (to the extent that they may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenant that they shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Administrative Agent, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 5.05         Restricted Payments.  (a)  Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i)            declare or pay any dividend or make any other payment or distribution on account of Parent’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Parent or any of its Restricted Subsidiaries) or to the direct or indirect holders of Parent’s or any Restricted Subsidiary’s Equity Interest in their capacity as such (other than dividends or distributions payable (x) in Qualified Equity Interests of Parent or (y) to Parent or a Restricted Subsidiary of Parent);

(ii)           purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Parent) any

Equity Interests of Parent or any direct or indirect parent of Parent (other than any such Equity Interests owned by Parent or any Restricted Subsidiary of Parent);

(iii)          make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Third Priority Claims or any Indebtedness that is subordinated in right of payment to the Loans except a payment of interest or payments made with Qualified Equity Interests; or

(iv)          make any Restricted Investment;

(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”).

(b)           The foregoing paragraph (a) will not prohibit:

(i)            the payment of any dividend or other distribution or redemption within 60 days after the date of declaration or call for redemption thereof, if at said date of declaration or call for redemption such payment would have complied with the provisions of this Agreement;

(ii)           the making of any Restricted Payment (A) to the extent made with Equity Interests of Parent (other than any Disqualified Interests) or (B) out of the net cash proceeds of the substantially concurrent (and in any event not later than 60 days) sale for cash (other than to a Subsidiary of Parent) of Equity Interests of Parent (other than any Disqualified Interests) or a contribution to the common equity of Parent;

(iii)          the defeasance, redemption, repurchase or other acquisition or retirement for value of subordinated Indebtedness or Disqualified Interests of Parent or a Guarantor with the net cash proceeds from a substantially concurrent (and in any event not later than 60 days) incurrence of Permitted Refinancing Indebtedness;

(iv)          the declaration or payment of any dividend or other distribution by a Restricted Subsidiary of Parent to the holders of its common Equity Interests on a pro rata basis;

(v)           the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Parent held by any current or former officer, director, consultant or employee of Parent or any of its Restricted Subsidiaries (or Heirs or other permitted transferees thereof); provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $1,000,000 in any calendar year; provided further that Parent may carry over and make in subsequent calendar years, in addition to the amounts permitted for such calendar year, the amount of such purchases, redemptions or other acquisitions or retirements for value permitted to have been made but not made in any preceding calendar year up to a maximum of $1,000,000 in any calendar year; provided further that such amount in any calendar year may be increased by an amount not to exceed the cash proceeds of key man life insurance policies received by Parent and its Restricted Subsidiaries after the Closing Date less any amounts previously applied to the payment of Restricted Payments pursuant to this clause

(v) plus the cash proceeds from the sale of Qualified Equity Interests of Parent to officers, directors, consultants or employees of Parent or any of its Restricted Subsidiaries that occurs after the Closing Date; provided further that cancellation of Indebtedness owing to Parent or any of its Restricted Subsidiary from employees, officers, directors and consultants of Parent or any of its Restricted Subsidiaries in connection with the repurchase of Equity Interests from such Persons will not be deemed to constitute a Restricted Payment for purposes of this Section 5.05 or any other provisions of this Agreement;

(vi)                              the repurchase of Equity Interests deemed to occur upon the exercise of options, warrants or other convertible securities to the extent such Equity Interests represent a portion of the exercise price of those options, warrants or other convertible securities and cash payments in lieu of the issuance of fractional shares in connection with the exercise of options, warrants or other convertible securities;

(vii)                           the payment of intercompany Indebtedness that is expressly subordinated to the Loans or any Loan Guarantee, the incurrence of which is permitted under clause (vi) of Section 5.07(c); provided, however, that no Default has occurred and is continuing or would otherwise result therefrom;

(viii)                        the defeasance, redemption, repurchase or other acquisition or retirement for value of Third Priority Claims (A) with the net cash proceeds from a substantially concurrent (and in any event not later than 60 days) incurrence of Permitted Third Lien Refinancing Indebtedness, (B) in exchange for exchange notes as provided in the documentation governing such Permitted Third Lien Refinancing Indebtedness (so long as the terms of such exchange notes are substantially identical to the terms of the corresponding Permitted Third Lien Refinancing Indebtedness, other than as to transferability but including as to Lien priority) or (3) under provisions similar to those described under Section 4.15 or, subject to prior satisfaction of the requirements of Section 2.09(b) hereof, 4.24 of the First Lien Note Indenture; provided that any such offer in respect of Third Priority Claims may be structured as a mandatory repayment (as opposed to an offer to prepay);

(ix)                                the declaration and payment of dividends and distributions to holders of Disqualified Interests of Parent issued or incurred in accordance with Section 5.07 required in accordance with the terms thereof;

(x)                                   the declaration and payment of dividends and distributions to holders of Equity Interests of Parent constituting Permitted Third Lien Refinancing Indebtedness required in accordance with the terms thereof;

(xi)                                the reimbursement of out-of-pocket expenses to MatlinPatterson Global Advisers LLC and its Affiliates in an aggregate amount not to exceed $250,000 in any fiscal year; provided, however, that no Default has occurred and is continuing or would otherwise result therefrom; and

(xii)                             the repurchase, redemption or other acquisition or retirement for value of subordinated Indebtedness in accordance with the provisions similar to those described under Section 4.15 of the First Lien Note Indenture; provided that all Loans required to be repaid in connection with such Change of Control have been repaid.

The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of the Restricted Payment of the assets or securities proposed to be transferred or issued by Parent or such Subsidiary, as the case may be, pursuant to the Restricted Payment.

Section 5.06                            Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.  (a)  Parent shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

(i)                                     (A) pay dividends or make any other distributions to Parent or any of its Restricted Subsidiaries on its Equity Interests or (B) pay any Indebtedness owed to Parent or any of its Restricted Subsidiaries;

(ii)                                  make loans or advances to Parent or any of its Restricted Subsidiaries; or

(iii)                             transfer any of its properties or assets to Parent or any of its Restricted Subsidiaries.

(b)                                 Notwithstanding the foregoing, the restrictions set forth in clause (a) above shall not apply to encumbrances or restrictions existing under or by reason of:

(i)                                     the Loan Documents and the Senior Note Documents;

(ii)                                  applicable law, rule or regulation or order;

(iii)                               any instrument governing Indebtedness or Equity Interests of a Person acquired by Parent or any of its Restricted Subsidiaries or Liens on property or assets acquired by Parent or any of its Restricted Subsidiaries, in each case as in effect at the time of such acquisition (except to the extent such Indebtedness, Equity Interest or Lien was incurred or issued in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the property or assets so acquired; provided that, in the case of Indebtedness or Liens, such Indebtedness or Liens were permitted by the terms of this Agreement to be incurred;

(iv)                              customary non-assignment provisions in leases, contracts, licenses and other agreements entered into in the ordinary course of business;

(v)                                 purchase money obligations and Capital Lease Obligations not incurred in violation of this Agreement that impose restrictions of the nature described in clause (a)(iii) above on the property financed with such Indebtedness;

(vi)                              Permitted Refinancing Indebtedness and Permitted Third Lien Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness or Permitted Third Lien Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(vii)                           provisions limiting the disposition or distribution of assets or property in joint venture agreements, partnership agreements, limited liability company operating agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements, in each case entered into in the ordinary course of business or with the approval of Parent’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;

(viii)                        restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(ix)                                provisions in agreements or instruments that prohibit the payment of dividends or the making of other distributions with respect to any Equity Interests of a Person other than on a pro rata basis; and

(x)                                   restrictions in other Indebtedness incurred in compliance with Section 5.07; provided that such restrictions, taken as a whole, are, in the good faith judgment of Parent’s Board of Directors, not materially more restrictive with respect to such encumbrances and restrictions than those contained in this Agreement.

Section 5.07                            Indebtedness.  (a)  Parent shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt); provided, however, that the Borrowers may incur Indebtedness (including Acquired Debt) and any Restricted Subsidiary of Parent that is a Guarantor or, upon such incurrence becomes a Guarantor, may incur Indebtedness if, in each case, the Fixed Charge Coverage Ratio for Parent’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least 5.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, as the case may be, at the beginning of such Four Quarter Period.

(b)                                 The Borrowers shall not, directly or indirectly, incur any Indebtedness (nor shall Parent permit any Guarantor to guarantee such Indebtedness) that is contractually subordinated in right of payment to any other Indebtedness of a Borrower unless such Indebtedness is also contractually subordinated in right of payment to the Loans on substantially identical terms; provided, however, that no such Indebtedness of a Borrower or a Guarantor shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of a Borrower or a Guarantor solely by virtue of being unsecured.

(c)                                  The provisions of clause (a) above shall not apply to the following (collectively, “Permitted Debt”):

(i)                                     the incurrence by a Borrower or a Guarantor (and the Guarantee thereof by a Guarantor or a Borrower) of (A) Indebtedness under the Senior Note Documents in an aggregate principal amount not to exceed $175,000,000 (which amount represents approximately $165,000,000 of gross proceeds to the Borrowers on the Closing Date from the issuance of the Senior Notes) less the aggregate amount of principal repayments made in respect thereof after the Closing Date (other than pursuant to succeeding clause (B)) and (B) Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, defease, discharge or replace, Indebtedness incurred pursuant to the immediately preceding clause (A);

(ii)                                  Indebtedness outstanding on the Closing Date;

(iii)                               the incurrence by the Borrowers (and the Guarantee thereof by the Guarantors) of (A) the Loans under this Agreement, (B) the Exchange Notes under the Exchange Note Indenture; provided, however, the aggregate principal amount of Exchange Notes shall at no time exceed the aggregate principal amount of Loans converted into Exchange Notes in accordance with this Agreement (other than as a result of the capitalization of interest and less the aggregate principal amount of Exchange Notes repaid or prepaid after the issuance thereof) and (C) Permitted Third Lien Refinancing Indebtedness;

(iv)                              the incurrence by Parent or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, Attributable Debt or purchase money obligations, in each case incurred for the purpose of financing all or any of the purchase price or cost of construction, installation, design, or improvement of property, plant or equipment used in the business of Parent or such Restricted Subsidiary (whether through the direct acquisition of such assets or the acquisition of Equity Interests of any Person owning such assets) in an aggregate principal amount not to exceed $2,000,000 at any time outstanding;

(v)                                 the incurrence by Parent or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, defease, discharge or replace Indebtedness incurred pursuant to clause (a), clause (c)(ii), clause (c)(iii) or this clause (c)(v) of this Section 5.07;

(vi)                              the incurrence by Parent or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Parent and any of its Restricted Subsidiaries; provided, however, that (A) such Indebtedness is expressly subordinated to the prior payment in full in cash of all Loan Obligations, in the case of a Borrower, or, the Loan Guarantee, in the case of a Guarantor, is evidenced by a note or other instrument and is pledged and delivered in accordance with the Collateral Agreements and (B)(x) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Parent or a Restricted Subsidiary of Parent and (y) any sale or other transfer of any such Indebtedness to a Person, or the sale or other transfer of a Lien in respect of such Indebtedness, that is not either Parent or a Restricted Subsidiary of Parent shall be deemed, in each case, to constitute an incurrence of Indebtedness that was not permitted by this clause (vi);

(vii)                           the guarantee by a Borrower or any of the Guarantors of Indebtedness of a Borrower or a Guarantor that was permitted to be incurred by another provision of this Section 5.07;

(viii)                        Indebtedness of Parent or any of its Restricted Subsidiaries in respect of bankers’ acceptances, payment obligations in connection with self-insurance or similar requirements (including Indebtedness represented by letters of credit for the account of Parent or such Restricted Subsidiary, as the case may be, opened to provide security for any of the foregoing), workers’ compensation claims, health, disability or other employee benefits, performance, surety and similar bonds and completion guarantees, in each case incurred in the ordinary course of business;

(ix)                                Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence, and cash management obligations and other Indebtedness in respect of netting services, overdraft protection and similar arrangements in each case in connection with deposit accounts incurred in the ordinary course of business in connection with cash management activities;

(x)                                   Indebtedness of Parent or any of its Restricted Subsidiaries to the extent the net proceeds thereof are promptly used to repay the Loans and all other Loan Obligations in full;

(xi)                                Indebtedness (a) consisting of aircraft lessor financing of improvements or maintenance of aircraft or incurred in satisfaction of “return condition” obligations of Parent or its Restricted Subsidiaries under aircraft leases, in an aggregate principal amount at any time outstanding not to exceed $2,000,000 or (b) incurred in connection with the restructuring of aircraft leases if the present value (discounted at 10% per annum) of each such restructured aircraft lease and the principal and interest on the related Indebtedness so incurred is less than the present value (discounted at 10% per annum) of the related original aircraft lease, in an aggregate principal amount at any time outstanding not to exceed $10,000,000 less the aggregate principal amount of Indebtedness outstanding pursuant to the preceding clause (a);

(xii)                             Indebtedness in respect of letters of credit issued in the ordinary course of business in an aggregate amount at any time outstanding not to exceed $5,000,000;

(xiii)                          Indebtedness arising by reason of any judgment, decree or order, but not giving rise to an Event of Default, so long as such Indebtedness is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment decree on order shall not have been finally terminated or the period within such proceedings may be initiated shall not have expired;

(xiv)                         Indebtedness of Parent and its Restricted Subsidiaries to credit card processors in connection with credit card processing services incurred in the ordinary course of business;

(xv)                            Indebtedness under Hedging Obligations that are incurred in the ordinary course of business (and not for speculative purposes) in an aggregate amount at any time outstanding not to exceed $2,000,000; and

(xvi)                         the incurrence by Parent or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount at any time outstanding not to exceed $5,000,000.

(d)                                 For purposes of determining compliance with this Section 5.07, in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xvi) of Section 5.07(c) or is entitled to be incurred pursuant to clause (a) of this Section 5.07, Parent, in its sole discretion, shall be permitted to divide and classify such item of Indebtedness (or any portion thereof) on the date of incurrence, and at any time and from time to time thereafter may at any time reclassify in any manner that complies with this Section 5.07.  Notwithstanding the foregoing, (x) Indebtedness under the Senior Note Indenture outstanding on the Closing Date and any Permitted Refinancing Indebtedness in respect thereof will be deemed to have been incurred in reliance on the exception provided by clause (i) of Section 5.07(c) and (y) Indebtedness under the Existing Credit Agreement will be deemed to have been incurred solely in reliance on the exception provided by clause (vi) of Section 5.07(c).  Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Interests in the form of additional shares of the same class of Disqualified Interests for purposes of this Section 5.07 shall not be deemed an incurrence of Indebtedness; provided, in each such case, that the amount thereof is included in Fixed Charges of Parent as accrued.

Section 5.08                            Asset Sales.  (a)  Parent shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(i)                                     other than in the case of a Casualty Event, Parent (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(ii)                                  other than in the case of a Casualty Event, at least 75% of the consideration therefor (which consideration shall not include any contingent payment obligations related to such Asset Sale, including, without limitation, earnout payments, purchase price adjustments, deferred purchase price payments and bonuses and other forms of compensation to employees or consultants) received by Parent or such Restricted Subsidiary is in the form of cash, Cash Equivalents or a combination thereof;

provided that the amount of (x) any liabilities (as shown on Parent’s or such Restricted Subsidiary’s most recent balance sheet) of Parent or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Loans or any Loan Guarantee) that are assumed by the transferee of any such assets pursuant to a customary assumption agreement that releases Parent or such Restricted Subsidiary from further liability and (y) any securities, notes or other obligations received by Parent or any such Restricted Subsidiary from such transferee that are within 30 days of the receipt thereof converted by Parent or such Restricted Subsidiary into cash (to the extent of the cash received), shall be deemed to be cash for purposes of this clause (ii).

(b)                                 Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Parent or any of its Restricted Subsidiaries may apply such Net Proceeds to make a Capital Expenditure or an acquisition of other tangible long-term assets, in each case, that are used or useful in the then existing business of Parent and its Subsidiaries, or make an offer to purchase outstanding First Lien Notes at par pursuant to the applicable First Lien Note Indenture.  Pending the final application of any such Net Proceeds, Parent may temporarily invest such Net Proceeds in Cash Equivalents.  Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute “Excess Proceeds”.  When the aggregate amount of Excess Proceeds exceeds $7,500,000, the Borrowers may apply such Excess Proceeds to make an offer to purchase outstanding First Lien Notes at par pursuant to the applicable First Lien Note Indenture.  To the extent that any Excess Proceeds remain after consummation of such offer, Parent may use such Excess Proceeds for any purpose not otherwise prohibited by this Agreement and the amount of Excess Proceeds shall be reset at zero.

Section 5.09                            Transactions with Affiliates.  (a)  Parent shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an “Affiliate Transaction”), unless:

(i)                                     such Affiliate Transaction is on terms that are no less favorable, taken as a whole, to Parent or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by Parent or such Restricted Subsidiary with an unrelated Person; and

(ii)                                  Parent delivers to the Administrative Agent (A) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $3,000,000, a resolution of the Board of Directors set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has either been approved by a majority of the disinterested members of Parent’s Board of Directors or has been approved in an opinion issued by an accounting, appraisal or investment banking firm of national standing as being fair to the Lenders from a financial point of view and (B) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10,000,000, an opinion as to the fairness to the Lenders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

(b)                                 Notwithstanding the foregoing, the following items shall not be deemed to be Affiliate Transactions:

(i)                                     any employment agreement or arrangements, incentive compensation plan, benefit arrangements or plan, severance or expense reimbursement arrangement entered into by Parent or any of its Restricted Subsidiaries in the ordinary course of business of Parent or such Restricted Subsidiary;

(ii)                                  transactions between or among Parent and/or its Wholly-Owned Restricted Subsidiaries;

(iii)                               payment of reasonable directors fees to directors of Parent or any of its Restricted Subsidiaries and other reasonable fees, compensation, benefits and indemnities paid or entered into with directors, officers and employees of Parent or any of its Restricted Subsidiaries;

(iv)                              any issuance of Equity Interests of Parent and the granting or performance of registration rights with respect to securities of Parent or any of its Restricted Subsidiaries;

(v)                                 any agreement in effect on the Closing Date and set forth on Schedule 5.09 or any transaction contemplated thereby (and any replacement or amendment of any such agreement so long as any such amendment or replacement thereof is not materially less favorable, taken as a whole, to Parent and its Restricted Subsidiaries than the original agreement in effect on the Closing Date);

(vi)                              Investments and Restricted Payments that are permitted by Section 5.05;

(vii)                           aircraft, crew, maintenance and insurance contracts, dry lease contracts and engine lease contracts with Arrow Air in the ordinary course of business consistent with past practice and on terms that are no less favorable to Parent than those that could have been obtained in a comparable transaction by Parent with a Person that is not an Affiliate of Parent; provided that any contract involving aggregate consideration with a Fair Market Value in excess of $10,000,000 shall have been approved by a majority of the disinterested members of Parent’s Board of Directors; and

(viii)                        loans and advances made in compliance with clause (x) of the definition of Permitted Investments.

Section 5.10                            Liens.  Parent shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind against or upon any property or asset now owned or hereafter acquired, or any income or profits therefrom, except Permitted Liens.

Section 5.11                            Corporate Existence.  Subject to Section 5.22, Parent shall, and shall cause each of its Restricted Subsidiaries to, do or cause to be done all things reasonably necessary to preserve and keep in full force and effect (a) the corporate existence of Parent, and the corporate, partnership or other existence of Parent’s Restricted Subsidiaries, in accordance with the respective Organizational Documents (as the same may be amended from time to time) of Parent or any such Restricted Subsidiary and (b) the material rights (charter and statutory), licenses and franchises of Parent and its Restricted Subsidiaries; provided that Parent shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Restricted Subsidiaries, if the loss thereof would not have a material adverse effect on the ability of the Borrower and the Guarantors, taken as a whole, to satisfy their obligations under the Loans, the Loan Guarantees and this Agreement.

Section 5.12                            Sale and Leaseback Transactions. Parent shall not, and shall not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction.

Section 5.13                            Issuances and Sales of Equity Interests in Subsidiaries.  Parent shall not, and shall not permit any of its Restricted Subsidiaries to, issue, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Restricted Subsidiary of Parent to any Person (other than a Borrower or a Guarantor), except:

(a)                                  if immediately after giving effect to such issuance, transfer, conveyance, sale, lease or other disposition, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance, transfer, conveyance, sale, lease or other disposition would have been permitted to be made under Section 5.05 if made on the date of such issuance, transfer, conveyance, sale, lease or other disposition and the net cash proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with Section 5.08;

(b)                                 the issuance or sale of directors’ qualifying shares as required by applicable law; or

(c)                                  the issuance, transfer, conveyance, sale, lease or other disposition of any such Equity Interest by a Restricted Subsidiary that is not a Guarantor to another Restricted Subsidiary that is not a Guarantor.

Section 5.14                            Business Activities.  Parent shall not, and Parent shall not permit any of its Restricted Subsidiaries to, engage in any business other than a Permitted Business.

Section 5.15                            Minimum Consolidated Cash Flow.  Parent shall not permit Consolidated Cash Flow minus Capital Expenditures for any Test Period ending on the last day of a fiscal quarter of Parent set forth below to be less than the relevant amount set forth opposite such fiscal quarter below:

Fiscal Quarter Ending	Amount
On or Prior to June 30, 2010	$45,000,000
Thereafter	$50,000,000

For any Test Period which includes any fiscal quarter of Parent ending after June 30, 2009 and on or prior to June 30, 2010, for purposes of this Section 5.15, Consolidated Cash Flow for the applicable fiscal quarter of Parent shall be increased by an amount equal to cash contributed to the common equity of Parent during such fiscal quarter, up to a maximum of $5,000,000 in the aggregate for all such Test Periods.

Section 5.16                            Payments for Consent.  Neither Parent nor any of its Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Lender for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Loan Documents unless such consideration is offered to be paid or is paid to all Lenders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

Section 5.17                            Subsidiary Guarantees.  If (a) Parent or any of its Wholly-Owned Domestic Restricted Subsidiaries shall acquire or create another Wholly-Owned Domestic Restricted Subsidiary after the Closing Date, other than any Insurance Subsidiary, or (b) any Restricted Subsidiary of Parent Guarantees any Indebtedness of Parent or any other Restricted Subsidiary of Parent, then, in either case, Parent shall cause such Restricted Subsidiary to become a Guarantor and:

(i)                                     execute a Joinder Agreement, in accordance with the terms of this Agreement, pursuant to which such Restricted Subsidiary shall unconditionally Guarantee under Article VI, on a senior secured basis, all of the Borrowers’ Loan Obligations on the terms set forth in this Agreement;

(ii)                                  execute and deliver to the Collateral Agent such amendments or supplements to the Collateral Agreements necessary in order to grant to the Collateral Agent, for the benefit of the Lenders, a perfected second priority security interest in the Equity Interests of such Restricted Subsidiary, subject to Permitted Liens, which are owned by a Borrower or a Guarantor and are required to be pledged pursuant to the Collateral Agreements;

(iii)                               take such actions as are necessary to grant to the Collateral Agent for the benefit of the Lenders a perfected second priority security interest in the assets, other than Excluded Property (as defined in the Security Agreement), of such Restricted Subsidiary, subject to Permitted Liens, to the extent required by the Loan Documents, including the filing of UCC financing statements in such jurisdictions as may be required by the Collateral Agreements or by law or as may be reasonably requested by the Collateral Agent;

(iv)                              take such further action and execute and deliver such other documents specified in the Loan Documents or otherwise reasonably requested by the Administrative Agent or Collateral Agent to give effect to the foregoing; and

(v)                                 deliver to the Administrative Agent an opinion of counsel and Officer’s Certificate that such Joinder Agreement (and the related Loan Documents) and any other documents required to be delivered have been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Restricted Subsidiary and regarding the perfection of such Liens in the Collateral of such Restricted Subsidiary as provided for in this Agreement or the Collateral Agreements.

Section 5.18                            Further Assurances.  (a)  Neither Parent nor any of its Restricted Subsidiaries shall take or knowingly omit to take any action that would materially impair the Liens in favor of the Collateral Agent, on behalf of itself, the Administrative Agent and the Lenders, with respect to any material portion of the Collateral.

(b)                                 The Borrowers shall, and shall cause each Guarantor to, at their sole cost and expense, (i) execute and deliver all such agreements and instruments as the Collateral Agent shall reasonably request to more fully or accurately describe the property intended to be Collateral or the obligations intended to be secured by the Collateral Agreements and (ii) execute, file and deliver any such notices, Deposit Account Control Agreements, Mortgages, Aircraft Mortgages or other agreements or instruments as may be reasonably necessary (or, in the reasonable determination of the Administrative Agent, desirable) under applicable law to perfect (and maintain the perfection and priority of) the Liens contemplated by the Collateral Agreements, at such times and at such places as the Collateral Agent may reasonably request, in each case subject to the terms of the Collateral Agreements.

Section 5.19                            Mortgages.  With respect to any fee interest in any real property that is acquired by a Borrower or Guarantor after the Closing Date (other than any such real property subject to a Lien expressly permitted under clause (iii) of the definition of Permitted Liens) that has (A) a purchase price or (B) a Fair Market Value, greater than $2,500,000 (such real property referred to individually and collectively as the “Premises”), within 90 days of acquisition, Parent shall:

(a)                                  deliver to the Collateral Agent, as mortgagee, for the benefit of the Secured Parties, fully executed Mortgages, duly executed by the applicable Borrower or Guarantor, together with evidence of the completion (or satisfactory arrangements for the completion), of all recordings and filings of such Mortgage as may be necessary to create a valid, perfected Lien, subject to Permitted Liens, against the Premises purported to be covered thereby;

(b)                                 use its commercially reasonable efforts to deliver to the Collateral Agent, a mortgagee’s title insurance policy in favor of the Collateral Agent in an amount equal to 100% of the Fair Market Value of the Premises purported to be covered by the related Mortgage, insuring that the interests created by the Mortgage constitute valid Liens thereon free and clear of all Liens, defects and encumbrances other than Permitted Liens and a standard survey exception, and such policies shall also include, to the extent available, other customary endorsements and shall be accompanied by evidence of the payment in full of all premiums thereon;

(c)                                  to the extent that a standard survey exception is not contained in the mortgagee’s title policy delivered in accordance with clause (b) above, with respect to the covered Premises, use its commercially reasonable efforts to deliver to the Collateral Agent the most recent survey (to the extent such a survey exists) of such Premises, together with, if a survey exists, either (i) an updated survey certification in favor of the Administrative Agent and the Collateral Agent from the applicable surveyor stating that, based on a visual inspection of the property and the knowledge of the surveyor, there has been no change in the facts depicted in the survey or (ii) an affidavit from the applicable Borrower or Guarantor stating that there has been no change, other than, in each case, changes that do not materially adversely affect the use by such Borrower or Guarantor of such Premises for such Borrower’s or Guarantor’s business as so conducted, or intended to be conducted, at such Premises; and

(d)                                 deliver to the Collateral Agent an opinion of counsel that such Mortgage has been duly authorized, executed and delivered by such Borrower or Guarantor, constitutes a legal, valid, binding and enforceable obligation of such Borrower or Guarantor and creates a valid perfected Lien in the Premises purported to be covered thereby.

With respect to any aircraft (including the related engines and spare engines) acquired after the Closing Date by any Borrower or Guarantor that is not financed or to be financed by Aircraft Acquisition Debt (and any such Aircraft Mortgage shall provide for the release of such assets upon the incurrence of Aircraft Acquisition Debt with respect to the applicable assets in accordance with Section 5.07), Parent shall, or shall cause the applicable Loan Party to, promptly (i) (A) execute and deliver an Aircraft Mortgage in favor of the Collateral Agent, for the benefit of the Secured Parties, covering such assets, (B) deliver to the Collateral Agent evidence of the filing for recordation with the FAA of such Aircraft Mortgage, together with any other necessary documents, instruments, affidavits or certificates as may be reasonably necessary to perfect and protect the Liens created thereby, including, without limitation, recordings and filings with the FAA and all filings and recording fees and taxes in respect thereof shall have been duly paid and (C) deliver to the Collateral Agent copies of the FAA form AC 8050-135 forms to be filed with the FAA, and (ii) deliver to the Administrative Agent an opinion of counsel that such Aircraft Mortgage has been duly authorized, executed and delivered by such Borrower or Guarantor, constitutes a legal, valid, binding and enforceable obligation of such Borrower or Guarantor and creates a valid perfected Lien in such aircraft (including the related engines and spare engines).

Section 5.20                            Changes in Accounting Periods.  Parent shall cause (i) each of its fiscal years to end on December 31 of each calendar year and (ii) each of its fiscal quarters to end on

March 31, June 30, September 30 and December 31 of each calendar year; provided, however, that Parent shall have the right to change its fiscal year or fiscal quarter ends from those dates set forth above so long as any such change is not adverse to the Lenders and, prior to any such change becoming effective, Parent shall have made such modifications to the provisions of Section 5.15 in connection therewith as may be necessary to preserve the intent of the provisions of Section 5.15 and as are reasonably satisfactory to the Administrative Agent, which amendments to this Agreement may be made pursuant to an amendment signed by Parent, the Borrowers and the Administrative Agent and shall not require the consent or approval of any Lender or other Person.

Section 5.21                            Maintenance of Property and Insurance.  (a)  Parent shall, and shall cause each of its Restricted Subsidiaries to, keep all property material to the operation of its business in good working order and condition in all material respects, ordinary wear and tear excepted.

(b)                                 Parent shall, and shall cause each of its Restricted Subsidiaries to, maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business (in each case, after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as Parent and its Restricted Subsidiaries).

Section 5.22                            Merger, Consolidation or Sale of All or Substantially All Assets.  (a)  Parent may not consolidate or merge with or into (whether or not Parent is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person or entity unless:

(i)                                     (A) Parent is the surviving corporation or (B) the Person formed by or surviving any such consolidation or merger (if other than Parent) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation existing under the laws of the United States, any state thereof or the District of Columbia;

(ii)                                  the entity or Person formed by or surviving any such consolidation or merger (if other than Parent) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of Parent under the Loan Documents pursuant to an amendment, supplement or other instrument in form and substance reasonably satisfactory to the Administrative Agent, and in connection therewith shall cause such instruments to be filed and recorded in such jurisdictions and take such other actions as may be required by applicable law to perfect or continue the perfection of the Lien created under the Collateral Agreements on the Collateral owned by or transferred to the surviving entity;

(iii)                               immediately after giving effect to such transaction no Default or Event of Default exists;

(iv)                              except in the case of a consolidation or merger with or into or a sale, assignment, transfer, conveyance or other disposition of all or substantially all of the property and assets to a Wholly-Owned Restricted Subsidiary of Parent, Parent or the entity or Person formed by or surviving any such consolidation or merger (if other than Parent), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made, will at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable Four Quarter Period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 5.07(a); and

(v)                                 Parent delivers to the Administrative Agent an Officer’s Certificate describing such transaction and stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition complies with the provisions of this Agreement.

(b)                                 No Guarantor or Borrower other than Parent (other than any Guarantor whose Loan Guarantee is to be released in accordance with the terms of such Loan Guarantee and this Agreement in connection with any transaction complying with the provisions Section 5.08) shall, and Parent shall not cause or permit any such Guarantor or Borrower other than Parent to, consolidate with or merge with or into any Person other than a Borrower or another Guarantor unless:

(i)                                     the entity formed by or surviving any such consolidation or merger (if other than a Guarantor or Borrower) shall have been made is a corporation or limited liability company organized and existing under the laws of the United States or any state thereof or the District of Columbia;

(ii)                                  such entity assumes by amendment, supplement or other instrument (in form and substance reasonably satisfactory to the Administrative Agent), executed and delivered to the Administrative Agent, all of the obligations of the Guarantor or the Borrowers under this Agreement and the other Loan Documents, and in connection therewith shall cause such instruments to be filed and recorded in such jurisdictions and take such other actions as may be required by applicable law to perfect or continue the perfection of the Lien created under the Collateral Agreements on the Collateral owned by or transferred to the surviving entity;

(iii)                               immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(iv)                              immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Fixed Charge Coverage Ratio of Parent would be equal to or greater than such ratio immediately prior to such transaction; and

(v)                                 Parent delivers to the Administrative Agent an Officer’s Certificate describing such transaction and stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition complies with the provisions of this Agreement.

(c)                                  Sections 5.22(a)(iv) and (b)(iv) shall not apply to a merger of a Borrower or a Guarantor with an Affiliate solely for the purpose, and with the effect, of reincorporating such Borrower or such Guarantor, as the case may be, in another jurisdiction of the United States.

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of Parent in a transaction that is subject to, and that complies with the provisions of, this Section 5.22, the successor Person formed by such consolidation or into or with which Parent is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Agreement referring to “Parent” shall refer instead to the successor corporation and not to Parent), and may exercise every right and power of Parent under this Agreement with the same effect as if such successor Person had been named as Parent herein; provided, however, that the predecessor Parent shall not be relieved from the obligation to pay the principal of and interest on the Loans except in the case of a sale, assignment, transfer, conveyance or other disposition of all of Parent’s assets in a transaction that is subject to, and that complies with the provisions of, this Section 5.22.

Section 5.23                            Exchange Notes.  (a)  At any time on or after March 31, 2010, upon the request of Lenders holding not less than $25,000,000 principal amount of Loans, the Borrowers shall promptly enter into the Exchange Note Indenture with a bank or trust company acting as indenture trustee thereunder (the “Exchange Note Trustee”), which Exchange Note Trustee shall be a corporation organized and doing business under the laws of the United States or any state thereof, in good standing, which is authorized under such laws to exercise corporate trust powers and is subject to supervision or examination by Federal or state authority and which has a combined capital and surplus of not less than $500,000,000.

(b)                                 On or prior to the tenth Business Day (or, in the case of the first issuance of Exchange Notes, the 30th day and, in any case, if later, the date of entry into the Exchange Note Indenture) following the written request (the “Exchange Request”) of any Lender to the Administrative Agent (who shall promptly transmit such Exchange Request to the Borrowers) execute, and cause the Exchange Note Trustee to authenticate, and deliver to such Lender in accordance with the Exchange Note Indenture an Exchange Note bearing interest as set forth therein in exchange for such portion of such Lender’s Loans as shall be specified in the applicable Exchange Request, dated the date of the issuance of such Exchange Note, registered in the name specified by such Lender in the applicable Exchange Request, in a principal amount equal to 100% of the aggregate principal amount (including any accrued and unpaid interest not required to be paid in cash) of the Loans for which such Exchange Note is exchanged; provided that no Exchange Notes will be issued in respect of the first Exchange Request until Lenders have given Exchange Requests with respect to Loans in an aggregate principal amount equal to at least $25,000,000.  Each Exchange Request shall specify the principal amount of the Loans to be exchanged pursuant to this Section 5.23, which shall be at least $1,000,000 and, if such Lender holds a Note or Notes, be accompanied by the Note or Notes to be exchanged for Exchange Notes.  Any Notes delivered to the Borrowers under this Section 5.23 in exchange for Exchange Notes shall be canceled by the Borrowers (and, if applicable, replaced at the request of the applicable Lender with a Note in the appropriate reduced amount) and the corresponding amount of the Lender’s Loan deemed repaid and the Exchange Notes shall be governed by and construed in accordance with the terms of the Exchange Note Indenture.

(c)                                  As promptly as practicable following the first issuance of Exchange Notes, the Borrower shall enter into the Registration Rights Agreement.

(d)                                 If a Default (but not an Event of Default) shall have occurred and be continuing on the date of issuance of any Exchange Notes, any notices given or cure periods commenced while the Loan was outstanding shall be deemed given or commenced (as of the actual dates thereof) for all purposes with respect to the Exchange Note (with the same effect as if the Exchange Note had been outstanding as of the actual dates thereof).

Section 5.24                            Amendments to Exchange Note Indenture.  Parent will not, and will not permit any of its Restricted Subsidiaries to, amend, restate, modify or supplement the Exchange Note Indenture if the effect of any such amendment, restatement, modification or supplement is to:

(a)                                  shorten the final Stated Maturity of the Exchange Notes or reduce the Weighted Average Life to Maturity of the Exchange Notes; or

(b)                                 increase the yield to maturity of the Exchange Notes.

Section 5.25                            Inspection Rights.  Each Borrower shall permit representatives and independent contractors of the Administrative Agent, who may be accompanied by representatives of the Lenders (or, during the continuance of an Event of Default, any Lender), to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its officers and independent public accountants, in each case at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrowers; provided, however, that if an Event of Default has occurred and is continuing, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the sole expense of the Borrowers at any time during normal business hours; and provided further, that the Borrowers’ obligations under this Section 5.25 shall in all cases be limited to the extent required by applicable law and by the terms of any applicable confidentiality agreements with third parties.  The Administrative Agent and the Lenders shall give Parent and the Borrowers the opportunity to participate in any discussions with the Borrowers’ independent public accountants.

ARTICLE VI
LOAN GUARANTEE

Section 6.01                            The Guarantee.  (a)  Subject to this Article VI, each of the Guarantors hereby, jointly and severally, unconditionally guarantees to each Secured Party and its successors and assigns, irrespective of the validity and enforceability of this Agreement, the Loans, the Collateral Agreements, the other Loan Documents, or the Loan Obligations of the Borrowers hereunder or thereunder, that:  (i) the principal of, interest and premium on the Loans shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Loans, if any, if lawful, and all other

Loan Obligations hereunder or thereunder shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (ii) in case of any extension of time of repayment of any Loans or any of such other Loan Obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.  Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately.  Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b)                                 The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Loans, this Agreement, the Collateral Agreements or the other Loan Documents, the absence of any action to enforce the same, any waiver or consent by any Secured Party with respect to any provisions hereof or thereof, the recovery of any judgment against the Borrowers, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor.  To the fullest extent permitted by applicable law, each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of any Borrower, any right to require a proceeding first against any Borrower, protest, notice and all demands whatsoever and covenants that this Loan Guarantee shall not be discharged except by payment in full of the Loan Obligations or unless permitted by Section 6.06.

(c)                                  Each Guarantor jointly and severally agrees to pay any and all reasonable and invoiced out-of-pocket costs and expenses (including reasonable and invoiced attorneys’ fees, disbursements and other charges of one counsel to the Lenders and one counsel to the Administrative Agent (and, if necessary, of one local counsel in each relevant jurisdiction and regulatory counsel) and consultants) incurred by the Administrative Agent or any other Secured Party in connection with the enforcement of, or preservation of rights under, the Loans Documents (including under this Section 6.01).

(d)                                 If the Administrative Agent or any other Secured Party is required by any court or otherwise to return to the Borrowers, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Borrowers or the Guarantors, any amount paid either to the Administrative Agent or any other Secured Party, this Loan Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(e)                                  Each Guarantor agrees that it shall not be entitled to exercise any right of subrogation in relation to the Secured Parties in respect of any obligations guaranteed hereby until payment in full of all Loan Obligations guaranteed hereby or until such Guarantor’s Loan Guarantee is released pursuant to Section 6.06.  Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Secured Parties, on the other hand, (x) the maturity of the Loan Obligations guaranteed hereby may be accelerated as provided in Article VII for the purposes of this Loan Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Loan Obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such Loan Obligations as provided in Article VII, such Loan Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Loan Guarantee.  The Guarantors shall have the right to seek contribution from any Guarantor that has not paid its proportionate share of any payment made hereunder, so long as the exercise of such right does not impair the rights of the Secured Parties under this Loan Guarantee.

(f)                                    Each Loan Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against any Borrower for liquidation, reorganization, should any Borrower become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of such Borrower’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Loans are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Loans or the Loan Guarantees, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made.  In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Loans shall, to the fullest extent permitted by applicable law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

(g)                                 In case any provision of this Loan Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(h)                                 The Loan Guarantee issued by any Guarantor shall be (i) a senior secured obligation of such Guarantor and (ii) senior in right of payment to all existing and future subordinated Indebtedness of such Guarantor.

(i)                                     Each payment to be made by a Guarantor in respect of its Loan Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

Section 6.02                            The Loan Guarantee.  Each Guarantor, and by its making of the Loans, each Lender, hereby confirms that it is the intention of all such parties that the Loan Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Loan Guarantee.  To effectuate the foregoing intention, the Secured Parties and the Guarantors hereby irrevocably agree that the obligations of each Guarantor shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article VI, result in the obligations of such Guarantor under its Loan Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law.  Each Guarantor that makes a payment under its Loan Guarantee shall be entitled upon payment in full of all guaranteed Loan Obligations to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

Section 6.03                            Execution and Additional Guarantors.  If required by Section 5.17  the Borrowers shall cause any newly created or acquired Restricted Subsidiary to comply with the provisions of Section 5.17 and this Article VI, to the extent applicable.

Section 6.04                            Subrogation.  Each Guarantor shall be subrogated to all rights of the Secured Parties against the Borrowers in respect of any amounts paid by any Guarantor pursuant to the provisions of Section 6.01; provided that, if a Default or an Event of Default has occurred and is continuing, no Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Borrowers under this Agreement and the other Loan Documents shall have been paid in full.

Section 6.05                            Benefits Acknowledged.  Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Agreement and that the guarantee and waivers made by it pursuant to its Loan Guarantee are knowingly made in contemplation of such benefits

Section 6.06                            Release of Guarantees.  (a)  A Loan Guarantee by a Guarantor shall be automatically and unconditionally released and discharged, and no further action by such Guarantor, the Borrowers or the Secured Parties is required for the release of such Guarantor’s Loan Guarantee (i) if all of the Equity Interests issued by such Guarantor or all or substantially all of the assets of such Guarantor are sold or otherwise disposed of (including by way of merger or consolidation) to a Person other than a Borrower or a Guarantor, (ii) if such Guarantor ceases to be a Restricted Subsidiary (and, in each case of preceding clauses (i) and (ii), the Borrowers otherwise comply with the terms of this Agreement, including Section 5.08, Section 5.13 and Section 5.22, as applicable, in connection with any such transaction), (iii) upon payment in full in cash of the principal of, premium, if any, on and accrued and unpaid interest on, the Loans and all other Loan Obligations hereunder and under the other Loan Documents, or (iv) if such release has been consented in accordance with Section 9.02.

(b)                                 In the case of a release of a Loan Guarantee pursuant to clause (a)(i) or (ii) above, the Borrowers shall deliver to the Administrative Agent an Officer’s Certificate stating that all conditions precedent provided for in this Agreement relating to such transaction have been complied with in all material respects.

(c)                                  At the request and at the expense of the Borrowers, the Administrative Agent shall execute and deliver any instrument (in form and substance reasonably satisfactory to the Administrative Agent) evidencing the release of any Loan Guarantee as permitted by this Section 6.06.

ARTICLE VII
EVENTS OF DEFAULT

Section 7.01                            Events of Default.  Upon the occurrence and during the continuance of any of the following events (each, an “Event of Default”):

(a)                                  default shall be made in the payment of any principal of or premium, if any, on any Loan when and as the same shall become due and payable at its Stated

Maturity, upon optional prepayment, upon a required repayment or offer to repay (including a default in payment resulting from the failure to make a required offer to repay), upon acceleration or otherwise;

(b)                                 default shall be made in the payment of any interest on any Loan or any Fee or any other amount (other than an amount referred to in clause (a) above) due under any Loan Document, when and as the same shall become due and payable, whether at the due date thereof (including an Interest Payment Date) or at a date fixed for prepayment (whether voluntary or mandatory) or by acceleration or demand thereof or otherwise, and such default shall continue unremedied for a period of thirty days;

(c)                                  any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings of Loans hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(d)                                 default shall be made in the due observance or performance by Parent or any of its Restricted Subsidiaries of any covenant or agreement contained in Section 5.02(b)(i), 5.05, 5.10 or 5.22;

(e)                                  default shall be made in the due observance or performance by Parent or any of its Restricted Subsidiaries of any covenant or agreement contained in Section 5.01, 5.02, 5.06, 5.07, 5.09, 5.12, 5.13, 5.14, 5.15, 5.16, 5.17, 5.19, 5.20, 5.21, 5.23 or 5.24, which default continues for a period of 30 days after any Loan Party receives written notice specifying the default (and demanding that such default be remedied and stating that such notice is a “Notice of Default”) from the Administrative Agent or the Required Lenders;

(f)                                    default shall be made in the due observance or performance by any Loan Party of any covenant or agreement contained in any Loan Document (other than those specified in clause (a), (b), (d) or (e) immediately above) which default continues for a period of 60 days after any Loan Party receives written notice specifying the default (and demanding that such default be remedied and stating that such notice is a “Notice of Default”) from the Administrative Agent or the Required Lenders;

(g)                                 (i) the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness (other than the Loan Obligations) of Parent or any Restricted Subsidiary of Parent or the acceleration of the final Stated Maturity of any such Indebtedness, if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, aggregates $10,000,000 or more at any time and such failure shall not have been cured or waived within 20 days thereof or (ii) the occurrence of any “Event of Default” under the Senior Notes Documents;

(h)                                 any Borrower, any Restricted Subsidiary of Parent that is a Significant Subsidiary or any group of Restricted Subsidiaries of Parent that, taken together, would constitute a Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(i)                                     commences a voluntary case,

(ii)                                  consents to the entry of an order for relief against it in an involuntary case,

(iii)                               consents to the appointment of a custodian of it or for all or substantially all of its property, makes a general assignment for the benefit of its creditors, or

(iv)                              generally is not paying its debts as they become due;

(i)                                     a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i)                                     is for relief against any Borrower, any Restricted Subsidiary of Parent that is a Significant Subsidiary or any group of Restricted Subsidiaries of Parent that, taken together, would constitute a Significant Subsidiary in an involuntary case,

(ii)                                  appoints a custodian of any Borrower, any Restricted Subsidiary of Parent that is a Significant Subsidiary or any group of Restricted Subsidiaries of Parent that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of any Borrower, any Restricted Subsidiary of Parent that is a Significant Subsidiary or any group of Restricted Subsidiaries of Parent that, taken together, would constitute a Significant Subsidiary, or

(iii)                               orders the liquidation of any Borrower, any Restricted Subsidiary of Parent that is a Significant Subsidiary or any group of Restricted Subsidiaries of Parent that, taken together, would constitute a Significant Subsidiary, and the order or decree remains unstayed, undischarged or unremedied and in effect for 60 consecutive days;

(j)                                     failure by Parent or any of its Restricted Subsidiaries to pay final judgments (to the extent such judgments are not paid or covered by an insurance carrier or pursuant to which Parent or any of its Restricted Subsidiaries is not indemnified by a third party who has agreed to honor such obligation) aggregating in excess of $10,000,000, which judgments are not paid, discharged, stayed, vacated or bonded for a period of 60 consecutive days;

(k)                                  except as permitted by this Agreement, any Loan Guarantee shall be held in any judicial proceeding to be unenforceable or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligation under its Loan Guarantee;

(l)                                     with respect to any Collateral having a Fair Market Value in excess of $10,000,000, any Collateral Agreement shall cease to be in full force and effect other than in accordance with the terms of such Collateral Agreement, or shall cease to give the Collateral Agent for the benefit of the Secured Parties, rights, powers and privileges purported to be created thereby, which default continues for a period of 30 days after any Loan Party receives written notice specifying the default (and demanding that such default be remedied and stating that such notice is a “Notice of Default”) from the Administrative Agent or the Required Lenders; or

(m)                               a Change of Control shall occur;

then, and in every such event (other than an event with respect to any of the Borrowers described in clause (h) or (i) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrowers (stating that such notice is a “Notice of Default”), take one or more of the following actions, at the same or different times:  (i) terminate forthwith the Commitments; (ii) declare the Loans and the other Loan Obligations then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other Loan Obligations of the Loan Parties accrued hereunder and under any other Loan Document (including without limitation any Prepayment Premium that would apply in the event of a prepayment of all Loans pursuant to Section 2.09(a) at the applicable time, the Borrowers acknowledging and agreeing that upon acceleration of the Loans prior to the fourth anniversary of the Closing Date, the applicable Prepayment Premium shall thereupon also become immediately due and payable), shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Loan Parties, anything contained herein or in any other Loan Document or otherwise to the contrary notwithstanding and (iii) exercise any and all of its other rights and remedies under applicable law, hereunder and under the other Loan Documents; and if any Event of Default described in clause (h) or (i) above occurs with respect to any Borrower, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other Loan Obligations of the Loan Parties accrued hereunder and under any other Loan Document (including without limitation any Prepayment Premium that would apply in the event of a prepayment of all Loans pursuant to Section 2.09(a) at the applicable time), shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Loan Parties, anything contained herein or in any other Loan Document or otherwise to the contrary notwithstanding.

ARTICLE VIII
THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT

Section 8.01                            Appointment.  (a)  Each Lender hereby irrevocably designates and appoints each of the Administrative Agent and the Collateral Agent as an agent of such Lender under this Agreement and the other Loan Documents.  Each Lender irrevocably authorizes each Agent, in such capacity, through its agents or employees, to take such actions on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article VIII are solely for the benefit of the Agents and the Lenders, and no Loan Party shall have rights as a third party beneficiary of any such provisions.

(b)                                 Each Lender irrevocably appoints each other Lender as its agent and bailee for the purpose of perfecting Liens (whether pursuant to Section 8-301(a)(2) of the UCC or otherwise), for the benefit of the Secured Parties, in assets in which, in accordance with the UCC or any other applicable law a security interest can be perfected by possession or control.  Should any Lender (other than the Collateral Agent) obtain possession or control of any such Collateral, such Lender shall notify the Collateral Agent thereof, and, promptly following the Collateral Agent’s request therefor, shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.

Section 8.02                            Agent in Its Individual Capacity.  Each Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such Person and its Affiliates may accept deposits from, lend money to, act as financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, any Company or Affiliate thereof as if it were not an Agent hereunder and without duty to account therefor to the Lenders.

Section 8.03                            Exculpatory Provisions.  No Agent shall have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) whenever reference is made in this Agreement to any action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Administrative Agent or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Administrative Agent, it is understood that in all cases the Administrative Agent shall be fully justified in failing or refusing to take any such action under this Agreement if it shall not have received such advice or concurrence of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) (acting in accordance with the Credit Agreement and other Loan Documents), as it deems appropriate (it being understood that this provision is intended solely for the benefit of the Administrative Agent and its successors and permitted assigns and is not intended to and will not entitle the other parties hereto to any defense, claim or counterclaim, or confer any rights or benefits on any party hereto); provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law, and (c) except as expressly set forth in the Loan Documents, no Agent shall have any duty to disclose or shall be liable for the failure to disclose, any information relating to any Company or any of its Affiliates that is communicated to or obtained by the Person serving as such Agent or any of its Affiliates in any capacity.  No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as any Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.02).  No Agent shall be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof is given to such Agent by a Borrower or a Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document.  Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.  Each party to this Agreement acknowledges and agrees that the Administrative Agent may from time to time use one or more outside service providers for the tracking of all UCC financing statements (and/or other collateral related filings and registrations from time to time) required to be filed or recorded pursuant to the Loan Documents and the notification to the Administrative Agent, of, among other things, the upcoming lapse or expiration thereof, and that each of such service providers will be deemed to be acting at the request and on behalf of the Borrowers and the other Loan Parties.  No Agent shall be liable for any action taken or not taken by any such service provider.

Section 8.04                            Reliance by Agent.  Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent, or otherwise authenticated by a proper Person.  Each Agent also may rely upon any statement made to it orally and believed by it to be made by a proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, each Agent may presume that such condition is satisfactory to such Lender unless each Agent shall have received written notice to the contrary from such Lender prior to the making of such Loan.  Each Agent may consult with legal counsel (who may be counsel for any of the Loan Parties), independent accountants and other advisors selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or advisors.

Section 8.05                            Delegation of Duties.  Each Agent may perform any and all of its duties and exercise its rights and powers by or through, or delegate any and all such rights and powers to, any one or more sub-agents appointed by such Agent.  Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates.  The exculpatory provisions of the preceding paragraphs and the indemnification provisions contained herein shall apply to any such sub-agent and to the

Affiliates of each Agent and any such sub-agent, and shall apply, without limiting the foregoing, to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

Section 8.06                            Successor Agent.  Each Agent may resign as such at any time upon at least 30 days’ prior notice to the Lenders and Parent.  Upon any such resignation, the Required Lenders shall have the right, in consultation with Parent, to appoint a successor Agent from among the Lenders.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, and in consultation with Parent, appoint a successor Agent, which successor shall be a commercial lending or other financial institution organized under the laws of the United States (or any State thereof) or a United States branch or agency of a commercial banking institution, in each case, having combined capital and surplus of at least $500,000,000; provided that if such retiring Agent is unable to find a commercial banking institution that is willing to accept such appointment and which meets the qualifications set forth above, the retiring Agent’s resignation shall nevertheless thereupon become effective and the retiring (or retired) Agent shall be discharged from its duties and obligations under the Loan Documents, and the Lenders shall assume and perform all of the duties of the Agent under the Loan Documents until such time, if any, as the Required Lenders appoint a successor Agent.

Upon the acceptance of its appointment as an Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring (or retired) Agent shall be discharged from its duties and obligations under the Loan Documents.  The fees payable by the Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor.  After an Agent’s resignation hereunder, the provisions of this Article VIII, Section 9.03 and Sections 9.08 to 9.10 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

Section 8.07                            Non-Reliance on Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their respective Affiliates and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender further represents and warrants that it has reviewed each document made available to it on the Platform in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof (including any such terms and conditions set forth, or otherwise maintained, on the Platform with respect thereto).  Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their respective Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

Section 8.08                            Indemnification.  The Lenders severally agree to indemnify each Agent in its capacity as such and each of its Related Persons (to the extent not reimbursed by the

Borrowers or the Guarantors and without limiting the obligation of the Borrowers or the Guarantors to do so), ratably according to their respective outstanding Loans and Commitments in effect on the date on which indemnification is sought under this Section 8.08 (or, if indemnification is sought after the date upon which all Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such outstanding Loans and Commitments as in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, fines, penalties, actions, claims, suits, litigations, investigations, inquiries or proceedings, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent or Related Person in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein, the Transactions or any of the other transactions contemplated hereby or thereby or any action taken or omitted by such Agent or Related Person under or in connection with any of the foregoing (IN ALL CASES, WHETHER OR NOT CAUSED OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF ANY AGENT OR RELATED PERSON); provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, claims, suits, litigations, investigations, inquiries or proceedings, costs, expenses or disbursements that are found by a final and nonappealable judgment of a court of competent jurisdiction to have directly resulted primarily from such Agent’s or Related Party’s, as the case may be, gross negligence or willful misconduct.  The agreements in this Section 8.08 shall survive the payment of the Loans and all other amounts payable hereunder.

ARTICLE IX
MISCELLANEOUS

Section 9.01                            Notices.

(a)                                  Generally.  Notices and other communications provided for herein shall, except as provided in Section 9.01(b), be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)                                     if to any Loan Party, to Parent at:

Global Aviation Holdings Inc.
101 World Drive
Peachtree City, GA  30269-6965
Attention: Mark McMillin
Telecopy No.:  (770) 632-8048

With a copy to: Reid Gibson

Telecopy No.:  (770) 632-8058; and

(ii)                                  if to the Administrative Agent or the Collateral Agent, to it at:

Wells Fargo Bank, National Association
625 Marquette Ave.

Mac N9311-110

Minneapolis, MN 55479
Attention:  David Bergstrom
Telecopy No.:  (612) 667-9825;

(iii)                               if to a Lender, to it at its address (or telecopy number) set forth on Annex I or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto;

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy or by certified or registered mail, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01(a) or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01(a), and failure to deliver courtesy copies of notices and other communications shall in no event affect the validity or effectiveness of such notices and other communications.

Notices delivered through electronic communications to the extent provided in Section 9.01(b) below, shall be effective as provided in Section 9.01(b).

(b)                                 Electronic Communications.  Notices and other communications to the Lenders hereunder may (subject to Section 9.01(d)) be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent (in a manner set forth in Section 9.01(a)) that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent, the Collateral Agent or the Borrowers may, in their respective sole discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to their respective approved procedures (including as set forth in Section 9.01(d)); provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (including by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)                                  Change of Address, etc.  Any party hereto may change its address, telecopier number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.

(d)                                 Posting.  Each Loan Party hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Loan Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (ii) provides notice of any Default or Event of Default under this Agreement or (iii) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications, collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent at david.bergstrom@wellsfargo.com or at such other e-mail address(es) provided to the Borrowers by the Administrative Agent from time to time or in such other form, including hard copy delivery thereof, as the Administrative Agent shall require.  In addition, each Loan Party agrees to continue to provide the Communications to the Administrative Agent in the manner specified in this Agreement or any other Loan Document or in such other form, including hard copy delivery thereof, as the Administrative Agent shall require.  Nothing in this Section 9.01 shall prejudice the right of the Agents, any Lender or any Loan Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document or as any such Agent shall require.

To the extent consented to by the Administrative Agent in writing from time to time, the Administrative Agent agrees that receipt of the Communications by the Administrative Agent at its e-mail address(es) set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents.

Each Loan Party further agrees that the Administrative Agent may make the Communications available to the other Agents or the Lenders by posting the Communications on IntraLinks, SyndTrak or a substantially similar electronic transmission system (the “Platform”).  The Platform is provided “as is” and “as available.”  The Agents do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent in connection with the Communications or the Platform.

Section 9.02                            Waivers; Amendment.  (a)  No failure or delay by any Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of each Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by Section 9.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether any Agent or any Lender may have had notice or knowledge of such Default or Event of Default at the time.  No notice or demand on any Borrower or any other Loan Party in any case shall entitle any Borrower or any other Loan Party to any other or further notice or demand in similar or other circumstances.

(b)                                 Except as otherwise expressly provided in this Agreement or any other Loan Document, subject to Section 9.02(c), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended, supplemented or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent, the Collateral Agent (in the case of any Collateral Agreement) and the Loan Party or Loan Parties that are parties thereto, in each case with the written consent of the Required Lenders; provided that no such agreement shall:

(i)                                     increase the Commitment of any Lender without the written consent of such Lender (it being understood that no amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant or Default or Event of Default (or any definition used, respectively, therein) shall constitute an increase in the Commitment of any Lender for purposes of this clause (i));

(ii)                                  reduce the principal amount, premium, including any Prepayment Premium, if any, of any Loan (or payable in connection with the prepayment of such Loan at a given time) or reduce the rate of interest thereon (other than interest pursuant to Section 2.06(b)), or reduce any Fees payable hereunder, or change the form or currency of payment of any Obligation under the Loan Documents, without the written consent of each Lender directly affected thereby;

(iii)                               postpone or extend the maturity of any Loan, or any scheduled date of payment of or the installment otherwise due on the principal amount of any Loan under Section 2.08, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment (other than a waiver of any increase in the interest rate pursuant to Section 2.06(b)), or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby;

(iv)                              change Section 2.10(b) or (c) or Section 9.02 in a manner that would alter the order of or the pro rata sharing of payments or setoffs required thereby, without the written consent of each Lender;

(v)                                 change the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document (including this Section 9.02) specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender;

(vi)                              release all or substantially all of the Guarantors from their respective Loan Guarantees (except as expressly provided in Article VI), or limit the liability of all or substantially all of the Guarantors in respect of such Loan Guarantees, without the written consent of each Lender;

(vii)                           except as expressly permitted in this Agreement or any Collateral Agreement, release all or substantially all of the Collateral from the Liens of the Collateral Agreements or alter the relative priorities of the Loan Obligations entitled to the Liens of the Collateral Agreements (except in connection with securing additional Loan Obligations equally and ratably with the other Loan Obligations), in each case without the written consent of each Lender; or

(viii)                        change Section 9.04(b) in a manner which further restricts assignments thereunder without the written consent of each Lender;

provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent without the prior written consent of the Administrative Agent or the Collateral Agent, as the case may be.  Notwithstanding the foregoing, (A) any provision of this Agreement may be amended by an agreement in writing entered into by the Borrowers, the Required Lenders and the Administrative Agent if (x) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment, (y) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of, premium, if any, and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement, and (z) Section 2.13(b) is complied with, and (B) the Intercreditor Agreement may be amended without the consent of the Required Lenders to the extent provided in Section 5.6 of the Intercreditor Agreement and the proviso to Section 9.3 of the Intercreditor Agreement.

(c)                                  Without the consent of any other Person, the applicable Loan Party or Loan Parties and the Administrative Agent and/or Collateral Agent may (in its or their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by applicable law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or assets so that the security interests therein comply with applicable law.

Section 9.03                            Expenses; Indemnity; Damage Waiver.  (a)  The Loan Parties agree, jointly and severally, to pay, promptly upon demand (as provided in clause (g) below in this Section 9.03):

(i)                                     all reasonable costs and invoiced out-of-pocket expenses of the Administrative Agent, the Collateral Agent and, to the extent GSO Capital Partners LP and its Affiliates (collectively, “GSO”) hold at least a majority in aggregate principal amount of the Loans outstanding at such time, GSO, including the reasonable fees, charges and disbursements of (x) one counsel (and, if necessary, of one local counsel in each relevant jurisdiction and regulatory counsel) for GSO and (y) one counsel (and, if necessary, of one local counsel in each relevant jurisdiction and regulatory counsel) for the Administrative Agent and the Collateral Agent, in connection with the preparation, negotiation, execution and delivery of the Loan Documents, the administration of the Loans and Commitments, the perfection and maintenance of the Liens securing the Collateral and any actual or proposed amendment, supplement or waiver of any of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated);

(ii)           all costs and expenses incurred by the Administrative Agent or the Collateral Agent, including the fees, charges and disbursements of Advisors for the Administrative Agent and the Collateral Agent, in connection with any action, claim, suit, litigation, investigation, inquiry or proceeding affecting the Collateral or any part thereof, in which action, claim, suit, litigation, investigation, inquiry or proceeding the Administrative Agent or the Collateral Agent is made a party or participates or in which the right to use the Collateral or any part thereof is threatened, or in which it becomes necessary in the judgment of the Administrative Agent or the Collateral Agent to defend or uphold the Liens granted by the Collateral Agreements (including any action, claim, suit, litigation, investigation, inquiry or proceeding to establish or uphold the compliance of the Collateral with any applicable law);

(iii)          all reasonable and invoiced out-of-pocket expenses of the Administrative Agent, the Collateral Agent and each of the Lenders (including the fees, charges and disbursements of one counsel to the Lenders and one counsel to the Administrative Agent and the Collateral Agent (and, if necessary, of one local counsel in each relevant jurisdiction and regulatory counsel) and consultants) incurred in connection with the enforcement or protection of its rights under the Loan Documents, including its rights under this Section 9.03(a), or in connection with the Loans made hereunder and the collection of the Loan Obligations, including all such reasonable and invoiced expenses incurred during any workout, restructuring or negotiations in respect of the Loan Obligations; and

(iv)          all Other Taxes in respect of the Loan Documents.

(b)           The Loan Parties agree, jointly and severally, to indemnify the Agents, each Lender and each of their respective Related Persons (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, all reasonable out-of-pocket costs and any and all losses, claims, damages, liabilities, fees, fines, penalties, actions, judgments, suits and related expenses, including reasonable Advisors fees, charges and disbursements (collectively, “Claims”), incurred by, imposed on or asserted against any Indemnitee, directly or indirectly, arising out of, in any way connected with, or as a result of (i) the execution, delivery, performance, administration or enforcement of the Loan Documents or any agreement or instrument contemplated thereby or the performance by the parties thereto of their respective obligations thereunder, (ii) any actual or proposed use of the proceeds of the Loans, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, (iv) any past, present or future non-compliance with, or violation of, or liability under, any Environmental Laws or Environmental Permits applicable to any Company or Subsidiary thereof, or any Company’s or any Subsidiary’s business, or any property presently or formerly owned, leased, or operated by any Company or Subsidiary thereof or their predecessors in interest, (v) the environmental condition of any property owned, leased, or operated by any Company or subsidiary thereof at any time, or the applicability of any applicable law relating to such property, whether or not occasioned wholly or in part by any condition, accident or event caused by any act or omission of any Company or Subsidiary thereof, (vi) the imposition of any environmental Lien encumbering any real property, (vii) the consummation of the Transactions and the other transactions contemplated hereby (including the syndication of the Loans and the Commitments) or (viii) any actual or prospective action, claim, suit, litigation, investigation, inquiry or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party or otherwise, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities fees, fines, penalties, actions, judgments, suits or related costs or expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have primarily resulted from the gross negligence or willful misconduct of such Indemnitee.

(c)           The Loan Parties agree, jointly and severally, that, without the prior written consent of the Administrative Agent and any affected Lender, which consent(s) will not be unreasonably withheld, the Loan Parties will not enter into any settlement of a Claim naming any Indemnitee in respect of the subject matter of clauses (i) through (ix) of Section 9.03(b) unless such settlement includes an explicit and unconditional release from the party bringing such Claim of such Indemnitee.

(d)           The provisions of this Section 9.03 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the Transactions and the other transactions contemplated hereby, the repayment of the Loans and any other Loan Obligations, the release of any Guarantor or of all or any portion of the Collateral, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Agents or any Lender.  All amounts due under this Section 9.03 shall be accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(e)           To the extent that the Loan Parties fail to indefeasibly pay any amount required to be paid by them to the Agents under Sections 9.03(a) or (b) in accordance with Section 9.03(g), each Lender severally agrees to pay to the Agents such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (such indemnity shall be effective whether or not the related losses, claims, damages, liabilities and related expenses are incurred or asserted by any party hereto or any third party); provided that the unreimbursed Claim was incurred by or asserted against any of the Agents in its capacity as such.  For purposes of this Section 9.03(e), a Lender’s “pro rata share” shall be determined based upon its share of the sum of the outstanding Loans and unused Commitments at the time.

(f)            To the fullest extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, exemplary, consequential, or punitive damages (including any loss of profits, business or anticipated savings) arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions or any Loan or the use of the proceeds thereof.  No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with the Loan Documents or the transactions contemplated hereby or thereby, except to the extent such damages are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted primarily from the gross negligence or willful misconduct of such Indemnitee.

(g)           All amounts due under this Section 9.03 shall be payable not later than 10 days after demand therefor.

Section 9.04         Successors and Assigns.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Loan Parties may not assign or otherwise transfer any of their respective rights or obligations hereunder without the prior written consent of the Administrative Agent, the Collateral Agent and each Lender, which consent may be withheld in their respective sole discretion (and any attempted assignment or transfer by any Loan Party without such consent shall be null and void).  Nothing in this Agreement or any other Loan Document, express or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent expressly provided in Section 9.04(e) and, to the extent expressly contemplated hereby, the other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement or any other Loan Document.

(b)           Any Lender shall have the right at any time to assign to one or more assignees (other than any Company or any Affiliate thereof) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it), subject (other than assignments to an affiliate of a Lender or an Approved Fund) to the acknowledgment of the Administrative Agent (such acknowledgment not to be unreasonably withheld, conditioned or delayed); provided that:

(i)            except in the case of (A) an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or (B) an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000;

(ii)           each partial assignment shall be made as an assignment of a proportionate part of all of the assigning Lender’s rights and obligations under this Agreement;

(iii)          the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500;

(iv)          the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(v)           all assignments made by any Lender of all or a portion of such Lender’s rights and obligations under this Agreement shall be by novation.

Subject to acceptance and recording thereof pursuant to Section 9.04(d), from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.11, 2.12 and 9.03).

(c)           The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive in the absence of manifest error, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrowers, the Collateral Agent and any Lender (with respect to its own interest only), at any reasonable time and from time to time upon reasonable prior notice.

(d)           Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 9.04(b) and any written consent to such assignment required by Section 9.04(b), the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 9.04(d).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with the requirements of this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.04(e).

(e)           Any Lender shall have the right at any time, without the consent of, or notice to the Borrowers, the Administrative Agent or any other Person to sell participations to any Person (other than any Company or any Affiliate thereof or a natural Person) (a

“Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Collateral Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) is described in clauses (i), (ii) or (iii) of the proviso to Section 9.02(b) and (2) directly affects such Participant.  Subject to Section 9.04(f), each Participant shall be entitled to the benefits of Section 2.11 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.04(b).  To the extent permitted by applicable law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees in writing to be subject to Section 2.10(c) as though it were a Lender.  Each Lender shall, acting for this purpose as an agent of the Borrowers, maintain at one of its offices a register for the recordation of the names and addresses of its Participants, and the amount and terms of its participations; provided that no Lender shall be required to disclose or share the information contained in such register with the Borrowers or any other Person, except as required by applicable law.

(f)            A Participant shall not be entitled to receive any greater payment under Section 2.11 or 2.12 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the prior written consent of the Borrowers (which consent shall not be unreasonably withheld, delayed or conditioned).  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.11 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.11 as though it were a Lender.

(g)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 9.04(g) shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.  Without limiting the foregoing, in the case of any Lender that is a fund that invests in bank loans or similar extensions of credit, such Lender may, without the consent of the Borrowers, the Administrative Agent or any other Person, collaterally assign or pledge all or any portion of its rights under this Agreement, including the Loans and Notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, Administrative Agent for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities.

(h)           The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 9.05         Survival of Agreement.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the reports, certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agents or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as any Obligation under the Loan Documents and so long as the Commitments have not expired or terminated.  The provisions of Article VIII and Sections 2.11, 8.06, 9.03 and 9.08 to 9.10 shall survive and remain in full force and effect regardless of the consummation of the Transactions and the other transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

Section 9.06         Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent and/or the Lenders, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 9.07         Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.08         Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of any Loan Party now or hereafter existing under this Agreement or any other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender under this Section 9.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 9.09         Governing Law; Jurisdiction; Consent to Service of Process.  (a)  This Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

(b)           Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by applicable law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.  Nothing in this Agreement or any other Loan Document or otherwise shall affect any right that the Administrative Agent, any other Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c)           Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 9.09(b).  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Each party to this Agreement irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, in the manner provided for notices (other than telecopy or email) in Section 9.01.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable law.

Section 9.10         Waiver of Jury Trial.  Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to any Loan Document, the Transactions or the other transactions contemplated hereby or thereby (whether based on contract, tort or any other theory).  Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.10.

Section 9.11         Headings; No Adverse Interpretation of Other Agreements.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.  This Agreement may not be used to interpret any other loan or debt agreement or instrument of any Company or of any other Person.  Any such loan or debt agreement or instrument may not be used to interpret this Agreement or any other Loan Document.

Section 9.12         Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ and Approved Funds’ directors, officers, employees, agents, advisors and other representatives, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential pursuant to the terms hereof), (b) to the extent requested by any regulatory authority or any quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by applicable law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under the Loan Documents or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 9.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and their obligations, (iii) any actual or prospective investor in a special purpose funding vehicle or (iv) any rating agency for the purpose of obtaining a credit rating applicable to any Loan or Loan Party, (g) with the consent of the Borrowers or (h) to the extent such Information (i) is publicly available at the time of disclosure or becomes publicly available other than as a result of a breach of this Section 9.12 or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrowers or any Subsidiary.  In addition, the Agents and the Lenders may disclose the existence of the Loan Documents and information about the Loan Documents to market data collectors, similar service providers to the financing community, and service providers to the Agents and the Lenders.  For the purposes of this Section 9.12, “Information” shall mean all information received from any Borrower relating to such Borrower or any of its Subsidiaries or its business that is identified at the time of delivery as confidential, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by such Borrower.  Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.13         Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 9.13 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 9.14         Assignment and Acceptance.  To become a party to this Agreement, each Lender (other than the Administrative Agent and any other Lender that is a signatory hereto) shall deliver to the Administrative Agent an Assignment and Acceptance duly executed by such Lender, the Borrowers (if the Borrowers’ consent to such assignment is required hereunder) and the Administrative Agent.

Section 9.15         Obligations Absolute.  To the fullest extent permitted by applicable law, all obligations of the Loan Parties hereunder shall be absolute and unconditional irrespective of:

(a)           any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Loan Party;

(b)           any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto against any Loan Party;

(c)           any change in the time, manner or place of payment of, or in any other term of, all or any of the Loan Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument relating thereto;

(d)           any exchange, release or non-perfection or loss of priority of any Liens on any or all of the Collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Loan Obligations;

(e)           any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof or any Loan Document; or

(f)            any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Loan Parties.

Section 9.16         Waiver of Defenses; Absence of Fiduciary Duties.  (a)  Each of the Loan Parties hereby waives any and all suretyship defenses available to it as a Guarantor arising out of the joint and several nature of its respective duties and obligations hereunder (including any defense contained in Article VI).

(b)           Each of the Loan Parties agrees that in connection with all aspects of the transactions contemplated hereby or by the other Loan Documents and any communications in connection therewith, the Loan Parties and their respective Affiliates, on the one hand, and each Lender, special purpose funding vehicle and Agent, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of any Lender, special purpose funding vehicle or any Agent or any of their respective Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

Section 9.17         USA Patriot Act.  Each Lender hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name, address and taxpayer identification number of each Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Patriot Act.

Section 9.18         Judgment Currency.  (a)  The Loan Parties’ obligations hereunder and under the other Loan Documents to make payments in Dollars shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than Dollars, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or the respective Lender of the full amount of Dollars expressed to be payable to the Administrative Agent or such Lender under this Agreement or the other Loan Documents.  If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than Dollars (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in Dollars, the conversion shall be made at the Dollar Equivalent determined as of the Business Day immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b)           If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Loan Parties shall pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of Dollars which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

(c)           For purposes of determining the Dollar Equivalent or any other rate of exchange for this Section 9.18, such amounts shall include any premium and costs payable in connection with the purchase of Dollars.

Section 9.19         Other Liens On Collateral; Terms of Intercreditor Agreement; Etc.  (a)  EACH LENDER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT LIENS SHALL BE CREATED ON THE COLLATERAL PURSUANT TO THE SENIOR NOTE DOCUMENTS, WHICH LIENS SHALL BE SUBJECT TO TERMS AND CONDITIONS OF THE INTERCREDITOR AGREEMENT.  PURSUANT TO THE EXPRESS TERMS OF THE INTERCREDITOR AGREEMENT, IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE INTERCREDITOR AGREEMENT AND ANY OF THE LOAN DOCUMENTS, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.

(b)           EACH LENDER AUTHORIZES AND INSTRUCTS THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT TO ENTER INTO THE INTERCREDITOR AGREEMENT ON BEHALF OF THE LENDERS, AND TO TAKE ALL ACTIONS (AND EXECUTE ALL DOCUMENTS) REQUIRED (OR DEEMED ADVISABLE) BY IT IN ACCORDANCE WITH THE TERMS OF THE INTERCREDITOR AGREEMENT.

(c)           THE PROVISIONS OF THIS SECTION 9.19 ARE NOT INTENDED TO SUMMARIZE ALL RELEVANT PROVISIONS OF THE INTERCREDITOR AGREEMENT, THE FORM OF WHICH IS ATTACHED AS AN EXHIBIT TO THIS AGREEMENT.  REFERENCE MUST BE MADE TO THE INTERCREDITOR AGREEMENT ITSELF TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF.  EACH LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF THE INTERCREDITOR AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE INTERCREDITOR AGREEMENT.

Section 9.20         Release of Liens.  (a)  At such time as all of the Loans and the other Loan Obligations (other than contingent reimbursement and indemnification obligations not yet accrued and payable) shall have been paid in full in cash, the Collateral shall be released from the Liens created by the Collateral Agreements, and the Collateral Agreements and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Collateral Agreements shall terminate, all without delivery of any instrument or performance of any act by any Person.

(b)           The Lenders hereby authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral (i) constituting property being sold or otherwise disposed of (to Persons other than Parent and its Subsidiaries) upon the sale or other disposition thereof in compliance with Section 5.08, (ii) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders hereunder, to the extent required by Section 9.02), (iii) constituting property owned by a Guarantor upon release of such Guarantor from its Obligations under the Loan Guarantee pursuant to Section 6.06 or (iv) as otherwise may be expressly provided in the relevant Collateral Agreement; provided that no Lien shall be released pursuant to this Section 9.20(b) unless the Lien on the respective Collateral granted to the collateral agent under each of the First Lien Note Indenture and the Permitted Third Lien Refinancing Indebtedness (to the extent that any such Indebtedness is outstanding) is released contemporaneously.  Upon request by the Administrative

Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 9.20.

(c)           To the extent the Required Lenders (or all of the Lenders to the extent required by Section 9.02) waive the provisions of this Agreement with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Agreement (other than to Parent or a Subsidiary thereof), such Collateral shall be sold free and clear of the Liens created by the Collateral Agreements, and the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed by their respective authorized officers or other authorized signatories as of the day and year first above written.

GLOBAL AVIATION HOLDINGS INC.

By:	/s/ Mark M. McMillin
Name: Mark M. McMillin
Title: General Counsel & Corporate Secretary

NORTH AMERICAN AIRLINES, INC.

By:	/s/ Mark M. McMillin
Name: Mark M. McMillin
Title: General Counsel & Corporate Secretary

WORLD AIRWAYS, INC.

By:	/s/ Mark M. McMillin
Name: Mark M. McMillin
Title: General Counsel & Corporate Secretary

[Signature Page to Second-Lien Credit Agreement]

NEW ATA INVESTMENT INC.

By:	/s/ Mark M. McMillin
Name: Mark M. McMillin
Title: General Counsel & Corporate Secretary

[Signature Page to Second-Lien Credit Agreement]

NEW ATA ACQUISITION INC.

By:	/s/ Mark M. McMillin
Name: Mark M. McMillin
Title: General Counsel & Corporate Secretary

[Signature Page to Second-Lien Credit Agreement]

WORLD AIR HOLDINGS, INC.

By:	/s/ Mark M. McMillin
Name: Mark M. McMillin
Title: General Counsel & Corporate Secretary

WORLD AIRWAYS PARTS COMPANY, LLC

By:	/s/ Mark M. McMillin
Name: Mark M. McMillin
Title: General Counsel & Corporate Secretary

GLOBAL AVIATION VENTURES SPV LLC

By:	/s/ Mark M. McMillin
Name: Mark M. McMillin
Title: General Counsel & Corporate Secretary

[Signature Page to Second-Lien Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and Collateral Agent

By:	/s/ David Bergstrom
Name: David Bergstrom
Title: Assistant Vice President

[Signature Page to Second-Lien Credit Agreement]

BLACKSTONE / GSO CAPITAL SOLUTIONS FUND LP, as a Lender

By:	/s/ George Fan
Name: George Fan
Title: Chief Legal Officer

BLACKSTONE HOLDINGS FINANCE CO. LLC, as a Lender

By:	/s/ Laurence A. Tosi
Name: Laurence A. Tosi
Title: Chief Financial Officer

[Signature Page to Second-Lien Credit Agreement]

Annex I

Initial Lenders and Commitments

Lender	Address for Notices	Funded Amount of Loan (USD)	Amount of Commitment (USD)
Blackstone / GSO Capital Solutions Fund LP	c/o GSO Capital Partners LP 280 Park Avenue New York, NY 10017 Attention: Jason New Telecopy No.: (212) 503-6930	$54,476,500.00	$60,762,250.00
Blackstone Holdings Finance Co. LLC	c/o GSO Capital Partners LP 280 Park Avenue New York, NY 10017 Attention: Jason New Telecopy No.: (212) 503-6930	10,523,500.00	11,737,750.00
	Total	$65,000,000.00	$72,500,000.00

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